UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation at the time and location stated below.

Wednesday, March 6, 2013

8:00 a.m., local time

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494

At this year’s Annual Meeting, we will ask you to:

•	Elect three directors to serve for the next three years;

•	Approve an increase in the number of shares authorized for issuance under our 2000 Equity Incentive Plan;

•	Approve the compensation of our named executive officers (say-on-pay); and

•	Confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.

We will also consider action on any other matter that may be properly brought before the meeting.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 7, 2013.

Please vote your shares in advance of the meeting, even if you plan to attend the meeting. Your broker will not be able to vote your shares with respect to the election of directors, the increase in shares under the equity incentive plan or the say on pay vote unless you have given your broker specific instructions to do so. You may vote your shares by Internet, by telephone or, if you have requested a proxy card, by mail.

By Order of the Board of Directors

AARON C. VON STAATS

Secretary

Needham, Massachusetts

January 23, 2013

Directions to Parametric Technology Corporation

From the North:

Rte. 95 South (128 South) to exit 19B (Highland Ave. exit). At the light take a left onto Hunting Road. Follow to the next set of lights and go left onto Kendrick Street. PTC is located approximately 1/8th mile on the right hand side.

From the South:

Rte. 95 North (128 North) to Exit 18, right onto Great Plain Ave. Take a right onto Greendale Ave. At the light take a right onto Kendrick Street. PTC is located approximately 1/8th mile on the right hand side.

From the East:

Mass Pike West to Rte. 95 South (128 South) to exit 19B (Highland Ave. exit). Follow directions for those coming from the North.

From the West:

Mass Pike East to Rte. 95 South (128 South) to exit 19B (Highland Ave. exit). Follow directions for those coming from the North.

Important Notice of the Internet Availability of Proxy Materials

The Proxy Statement and our 2012 Annual Report are available to stockholders at www.proxyvote.com.

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2013 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We made this proxy statement available to stockholders on January 23, 2013.

Why This Proxy Statement Was Provided to You.  As a stockholder, you have the right to attend and vote at the Annual Meeting of Stockholders. If you attend the meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, by which you direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support for the proposals presented. The proxy statement explains the proposals to be voted on at the Annual Meeting.

You have one vote for each share of common stock that you owned at the close of business on the record date, January 7, 2013. On that date, there were 119,708,403 shares of our common stock outstanding. Common stock is our only class of voting stock.

Proposals to be Voted on at the Meeting.  The proposals scheduled to be voted on at the meeting and the Board’s recommendations for how you should vote on each of the proposals are set forth below.

Proposal	Board Recommendation
Elect three directors to serve for the next three years.	FOR
Approve an increase in the number of shares authorized for issuance under our 2000 Equity Incentive Plan.	FOR
Approve the compensation of our named executive officers.	FOR
Confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR

Votes Required; Effect of Abstentions and Broker Non-Votes.

•	The directors elected at the meeting will be the directors receiving the highest number of votes.

•	The proposed increase in the number of shares under the 2000 Equity Incentive Plan may be approved by the affirmative vote of a majority of the votes cast.

•	The compensation of our named executive officers may be approved by the affirmative vote of a majority of the votes cast.

•	Confirmation of the selection of PricewaterhouseCoopers LLP may be approved by the affirmative vote of a majority of the votes cast.

If you abstain from voting on a proposal, or if your broker or bank does not vote on any proposal because it has not received instructions from you and is not permitted to vote in its discretion (a broker non-vote), it will not count as a vote for or against any proposal. Brokers cannot vote in their discretion on the proposals to elect directors, approve an increase in the number of shares under the 2000 Equity Incentive Plan, or approve the compensation of our executive officers.

How You May Vote by Proxy.  You may vote by proxy using the Internet or the telephone by following the instructions on your notice or your proxy card, as applicable. If you requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

Please note that there are separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares in accordance with the

Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under “Revoking Your Proxy” and “How You May Vote in Person.”

Revoking Your Proxy.  You may change your vote after you have voted as described below.

Registered Stockholders. You may revoke your proxy by following any of these procedures:

•	If you voted by Internet or telephone, vote again using the Internet or telephone (which will supersede your earlier vote); or

•	If you voted by executing a proxy card, send in another signed proxy card with a later date; or

•	Send a letter revoking your proxy to PTC’s Secretary at the address indicated under “Stockholder Proposals and Nominations,” or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Street Name Holders. You must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm or bank directly for more information on those procedures.

How You May Vote in Person.  You may attend the Annual Meeting and vote by ballot. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 7, 2013 in order to vote at the meeting. If you are not the holder of record, you will need to obtain a “legal proxy” from the holder of record in order to be able to vote at the Annual Meeting.

Voting and Tabulation of the Votes are Confidential.  We keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

Disclosure of Voting Results.  We will provide the voting results on our website at www.ptc.com following the Annual Meeting and in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Costs of Soliciting Proxies.  PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining a Copy of Our Annual Report on Form 10-K.  A copy of our Annual Report on Form 10-K for the year ended September 30, 2012 was made available with this proxy statement. You may obtain another copy of our Annual Report on Form 10-K free of charge on our website at www.ptc.com or by contacting PTC Investor Relations at:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494-2714

Phone: (781) 370-5000

Email: ir@ptc.com

Stockholders Sharing the Same Surname and Address.  In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the notice or materials. This practice reduces duplicate mailings and saves printing and postage costs and natural resources. If you would like to have a separate copy of the notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

Stockholders receiving multiple copies at the same address may request that they receive only one. To do so, please submit your request to the address or phone number that appears on your notice or proxy card.

Additional Questions.  If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

PROPOSAL 1:	ELECTION OF DIRECTORS

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated three current directors – Thomas Bogan, Michael Porter and Robert Schechter – as Class II directors for new three-year terms expiring at the 2016 Annual Meeting.

Information about each of the nominees appears in the table below. Also discussed are the experience, qualifications and skills of each of directors that led the Corporate Governance Committee and the Board to conclude that the nominee should serve as a director of the company. Information about their holdings of PTC stock is set forth in “Stock Owned by Directors and Officers.”

Additional information with respect to the Corporate Governance Committee’s process for selecting and evaluating director nominees, including the search for and selection of Mr. Bogan, is described under “The Corporate Governance Committee” on page 10. There were no nominations for director by PTC stockholders.

Class II Directors	Director Since	Term Expires
Thomas F. Bogan, age 61	2011	2013

Venture Partner of Greylock Partners, a venture capital firm, since January 2010, and a Partner of Greylock Partners from May 2004 to December 2009. Prior to that, Mr. Bogan was President of Rational Software Corporation, an S&P 500 enterprise software company, from 2000 to 2003, and Chief Operating Officer of Rational Software Corporation from 1999 to 2000. Mr. Bogan also serves as Chairman of the Board of Directors of Citrix Systems, Inc.

Mr. Bogan brings to the Board senior leadership and operational experience in the software industry as a result of his experience at Rational Software. In addition, his experience at Rational in Application Lifecycle Management (ALM) is an asset as PTC integrates MKS, an ALM company acquired by PTC in 2011. Mr. Bogan also has significant strategic expertise as a result of his experience at Rational and as a venture capital investor at Greylock Partners, and significant financial and accounting expertise as a result of his positions as a financial officer in public and private companies and positions in public accounting earlier in his career. Mr. Bogan also has corporate governance expertise as a result of his position as Chairman of the Board of Directors of Citrix.

Mr. Bogan attended 100% of the meetings of the Board and the committees on which he serves during his current term.

Michael E. Porter, age 65	1995	2013

Bishop William Lawrence University Professor based at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001.

As a professor of competitive strategy at Harvard Business School and a leading expert in the business strategy field, Professor Porter brings significant strategic expertise to the Board. As a director of PTC since 1995, Professor Porter has extensive knowledge of PTC’s business.

Professor Porter was a director of Thermo Fisher Scientific Inc. from July 2001 to May 2012.

Mr. Porter attended over 85% of the meetings of the Board during his current term (missing one special meeting due to a prior engagement) and 100% of the meetings of the committee on which he serves during his current term.

Class II Directors	Director Since	Term Expires
Robert P. Schechter, age 64	2009	2013

Chief Executive Officer (Retired), NMS Communications Corporation, a provider of hardware and software solutions for the communications industry. Mr. Schechter served as Chairman and Chief Executive Officer of NMS from 1995 to 2008.

As a result of his experience at NMS and at other companies in the software and technology industries, Mr. Schechter has significant leadership, management, international operating and sales and marketing experience, as well as significant corporate governance expertise. He also has significant financial and accounting expertise as a result of those experiences and as a former partner at Coopers & Lybrand LLP and Chairman of its North East Region High Tech Practice.

Mr. Schechter was a director of the following public companies for the periods stated: Unica Corporation, January 2005 – October 2010; Soapstone Networks, Inc., June 2003 – July 2009; Moldflow Corporation, January 2000 – June 2008; MapInfo Corporation, May 2002 – April 2007.

Mr. Schechter attended 100% of the meetings of the Board and the committees on which he serves during his current term.

The Board of Directors recommends that you vote FOR the election of Thomas F. Bogan, Michael E. Porter and Robert P. Schechter as Class II directors.

INFORMATION ABOUT OUR DIRECTORS AND OUR BOARD

Our Directors

Our Board of Directors is divided into three classes with staggered three-year terms. Messrs. Bogan, Porter and Schechter have been nominated for reelection as Class II directors at this Annual Meeting as described above. The Class I and III directors named in the table below will continue in office following the Annual Meeting. Information about director holdings of PTC stock is set forth in “Stock Owned by Directors and Officers.”

Class III Directors	Director Since	Term Expires
James E. Heppelmann, age 48	2008	2014

President and Chief Executive Officer of PTC since October 2010. Mr. Heppelmann was President and Chief Operating Officer of PTC from March 2009 to September 2010, Executive Vice President and Chief Product Officer of PTC from February 2003 to February 2009, and Executive Vice President, Software Solutions and Chief Technology Officer of PTC from June 2001 to January 2003. Mr. Heppelmann joined PTC in 1998.

Through his positions with PTC and through his significant prior experience in the product development software industry (including as founder and President of Windchill Technology, which was acquired by PTC), Mr. Heppelmann has gained significant leadership, management and operating experience, extensive knowledge of PTC’s products and services and of the markets in which PTC competes, and technical, financial, strategic and marketing expertise. In his first year as President and Chief Executive Officer of PTC (2011), PTC achieved its then highest revenue year in the company’s history and improved operating margins. He has also established a management team to support his vision and drive for excellence. Mr. Heppelmann was instrumental in identifying and achieving the successful acquisitions of Servigistics, Inc. and MKS Inc., key strategic acquisitions for PTC in fiscal 2013 and 2011.

Mr. Heppelmann attended 100% of the meetings of the Board during his current term.

Paul A. Lacy, age 65	2009	2014

President (Retired), Kronos Incorporated, a global enterprise software company. Mr. Lacy served as President and Secretary of Kronos from May 2006 through June 2008. Prior to that, Mr. Lacy served as President, Chief Financial and Administrative Officer, Treasurer and Secretary of Kronos from November 2005 through April 2006, and as Executive Vice President and Chief Financial and Administrative Officer of Kronos from April 2002 through October 2005.

During his tenure at Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company and Mr. Lacy gained significant public company software experience. As a result of his experience at Kronos, Mr. Lacy possesses demonstrated leadership, management and operating experience and significant financial, accounting and corporate governance expertise.

Mr. Lacy attended 100% of the meetings of the Board and of the committees on which he serves during his current term.

Class I Directors	Director Since	Term Expires
Donald K. Grierson, age 78	1987	2015

Chief Executive Officer (Retired), ABB Vetco International, an oil services business. Mr. Grierson was Chief Executive Officer and President of ABB Vetco Gray, Inc. from September 2002 to November 2004 and from 1991 to March 2001. Mr. Grierson served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002.

Mr. Grierson has significant leadership, management and operating experience, as well as financial, strategic and corporate governance expertise as a result of his service as the chief executive officer of ABB Vetco International and ABB Vetco Gray. He also has a deep understanding of the manufacturing industry generally (the key industry served by PTC’s products). Given his tenure as a director PTC since 1987, Mr. Grierson has extensive knowledge of PTC’s business and the markets in which PTC operates. As Chairman of the Board and the former Lead Independent Director, Mr. Grierson has been instrumental in developing Board meeting agendas and serving as a liaison between and among the directors and management.

Mr. Grierson attended 100% of the meetings of the Board and of the committees on which he serves during his current term.

Renato M. Zambonini, age 66	2011	2015

President and Chief Executive Officer (Retired) of Cognos Incorporated, a global leader in corporate performance management solutions. Mr. Zambonini was Chief Executive Officer of Cognos from April 2002 to June 2004, President and Chief Executive Officer of Cognos from September 1995 to April 2002, and President of Cognos from January 1993 to September 1995.

Mr. Zambonini has served as a director at CA, Inc. since 2005. Mr. Zambonini served as a director of Cognos Incorporated from 1994 to 2008, and as its Chairman of the Board from 2004 to 2008. He also served as a director at Reynolds and Reynolds Inc. from 2004 to 2007 and at Emergis Inc. from 2005 to 2008.

In his position as Chief Executive Officer of Cognos, Mr. Zambonini is credited with having led Cognos’s transformation from a specialized business intelligence software tools provider to a global leader in corporate performance management solutions, demonstrating significant leadership and strategic vision. We believe this experience is a valuable asset as PTC has undergone a similar transformation from a CAD tools provider to an enterprise software company. In addition, as result of his experiences at Cognos and as a director of other software companies, Mr. Zambonini has demonstrated leadership, management and operating experience, a deep understanding of software technology and the software industry, and significant financial, strategic and corporate governance expertise.

Mr. Zambonini attended 100% of the meetings of the Board and the committees on which he serves during his current term.

Independence

Our Board of Directors has determined that all of our directors except Mr. Heppelmann (our President and Chief Executive Officer) and Professor Porter (who has a consulting agreement with PTC as described in “Transactions with Related Persons”) are “independent directors” as defined in The NASDAQ Global Select Market listing standards. None of the independent directors, to our knowledge, had any business, financial, family or other type of relationship with PTC or its management other than as a director and stockholder that would impact their independence.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year, but will meet more often if necessary. The Board met seven times during 2012 and all directors attended all meetings held during their terms except for Professor Porter who was unable to attend one special meeting due to a prior commitment. We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All of the directors attended the 2012 Annual Meeting of Stockholders.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described in “Contact Information” and “Contact the Board” on the Investor Relations page of our website, www.ptc.com.

The Committees of the Board

The Board has four standing committees:

•	the Audit Committee,

•	the Compensation Committee,

•	the Corporate Governance Committee, and

•	the Corporate Development Committee.

Each of the committees acts under a written charter, which charters are available on the Investor Relations page of our website at www.ptc.com.

Committee Composition

	Audit	Compensation	Corporate Governance	Corporate Development
Donald Grierson | I
Thomas Bogan | I
James Heppelmann
Paul Lacy | I
Michael Porter
Robert Schechter | I
Renato Zambonini | I
Number of Meetings	10	6	4	1

I = Independent | = Chair | = Member | = Audit Committee Financial Expert

The Audit Committee

The Audit Committee assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance. This includes reviewing the financial information provided to stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process. The Committee meets with management and with our independent registered public accounting firm to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and the Committee reports on such matters to our Board. The Committee meets with the independent auditor with and without PTC management present.

The Committee is directly responsible for the appointment (and, if appropriate, replacement), evaluation and compensation of the independent auditor. The Committee reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses the independence of the auditor, and reviews the auditor’s fees. The Committee is also responsible for pre-approving audit and non-audit related services that may be performed by the independent auditor. Further information about the services and fees of PricewaterhouseCoopers LLP, our independent auditor, is provided in “Information about Our Independent Registered Public Accounting Firm.”

All Committee members are “independent directors” under both SEC rules and the listing requirements of The NASDAQ Global Select Market governing the qualifications of members of the Audit Committee, and none of them has ever been an employee of PTC or any of its subsidiaries. The Board of Directors has determined that Mr. Schechter, Mr. Bogan and Mr. Lacy qualify as Audit Committee Financial Experts, as defined by the SEC. All members attended all meetings held during their terms.

The Compensation Committee

The Compensation Committee establishes the compensation levels for our executive officers and oversees our employee compensation programs, including the corporate bonus programs. This includes setting corporate goals and objectives relevant to compensation of executive officers and evaluating performance against those goals and objectives. The Committee is also responsible for administering our equity compensation plans. It also reviews and makes recommendations to the Board with respect to director compensation.

All Committee members are “independent directors” under The NASDAQ Global Select Market listing requirements. All members attended all meetings held during their terms.

Outside Advisors; Role of the Compensation Consultant. The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee. The costs of such engagements are paid by PTC.

The Committee engaged Pearl Meyer & Partners, LLC as its independent compensation consultant for 2012. The Committee has assessed the independence of Pearl Meyer and determined that Pearl Meyer is independent of PTC and has no relationships that could create a conflict of interest with PTC. As part of its assessment, the Committee considered the fact that Pearl Meyer does not provide any other services to PTC and consults with PTC’s management only as necessary to provide the services described below. PTC paid $331,901 to Pearl Meyer & Partners for services performed for the Committee during 2012 and purchased one survey from Pearl Meyer for $850 in 2012.

Pearl Meyer provides a range of services to the Committee to support the Committee’s agenda and obligations, including providing legislative and regulatory updates, peer group compensation data so that the Committee can set compensation for executives, advice on the structure and competitiveness of our compensation programs, and advice on the consistency of our programs with our executive compensation philosophy. Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in discussions regarding executive compensation issues. The Committee meets with Pearl Meyer with and without PTC management present. Pearl Meyer does not determine or recommend the amount or form of compensation established.

Consultation with Management; Committee Decisions. Members of management, including our Chief Executive Officer and President, our Chief Financial Officer, our Executive Vice President, Strategy (who is responsible for Human Resources), our Senior Vice President, Corporate Human Resources, and our Corporate Vice President and General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation programs, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management with respect to executive compensation, decisions on executive compensation are made solely by the Committee and, in the case of the Chief Executive Officer’s compensation, without the presence of the Chief Executive Officer.

Delegation under the Equity Plan. The Committee is authorized to delegate to executive officers the power to make awards under the 2000 Equity Incentive Plan other than to directors and executive officers and to make all determinations under the Plan with respect thereto, provided that the Committee establishes the aggregate and individual maximum amounts of such awards. The Committee has delegated to our Chief Executive Officer the authority to make awards to employees under the 2000 Equity Incentive Plan within established parameters. (See “Timing of Equity Grants” on page 38 for such parameters.)

Additional Information. For more information about the responsibilities and decisions of the Committee, including the processes for determining director and executive compensation, see “Director Compensation,” “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement.

The Corporate Governance Committee

The Corporate Governance Committee is responsible for corporate governance, including compliance, and the nomination of directors. The Corporate Governance Committee is appointed by the Board to:

•	develop and recommend policies and processes regarding corporate governance,

•	oversee the company’s implementation and administration of its compliance programs,

•	make recommendations regarding potential nominees for election to the Board and membership on committees of the Board, and

•	maintain a CEO succession plan in order to ensure continuity of leadership for PTC.

All Committee members are “independent directors” under The NASDAQ Global Select Market listing requirements. All members attended all meetings held during their term.

The Corporate Governance Committee’s responsibilities regarding director nominations are to:

•	determine the desired Board skills and attributes for directors;

•	consider and recruit candidates to fill positions on the Board;

•	review candidates recommended by stockholders;

•	conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and

•	recommend director nominees for approval by the Board or the stockholders.

The Committee may obtain recommendations from director search firms engaged for the purpose of recruiting new directors, or through their contacts. Director search firms engaged by the Committee will generally be paid a retainer to identify and screen candidates meeting specifications established by the Committee for a particular search. Such specifications will change from one search to another based on the Committee’s determination of the Board’s needs at the time.

During 2011, the Corporate Governance Committee undertook a search for two new directors that was conducted with the assistance of a professional search firm retained by the Committee. The search firm used the criteria provided by the Committee, which included technology industry experience, to identify potential candidates. Members of the Committee, the Board and executive management met with each of the candidates selected by the Committee to assess the qualifications and experience the candidate would bring to the Board. As a result, Mr. Zambonini and Mr. Bogan were elected to the Board in May 2011 and July 2011, respectively. In accordance with our policy of nominating directors elected to the Board other than by stockholders for reelection at the next annual meeting of stockholders when feasible, Mr. Zambonini was nominated for reelection as a Class I director at the 2012 annual meeting. However, because we must maintain three substantially equal classes of directors and the class up for election at the 2012 annual meeting (Class I) already had three directors at the time we elected Mr. Bogan, we elected Mr. Bogan as a Class II director and are bringing him up for election at this year’s annual meeting.

Qualifications for Director Nominees and Diversity

The Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a diversity of skills and attributes that is aligned with PTC’s strategic needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors;

•	not hold positions or interests that conflict with their responsibilities to PTC; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations.

Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors qualify as independent directors in accordance with NASDAQ independence rules.

The Corporate Governance Committee’s process for evaluating nominees for director is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and such other relevant criteria as may contribute to the Board’s effectiveness and PTC’s success. This evaluation is performed in light of the Committee’s view that diversity among the directors as to personal and professional experiences, opinions, perspectives and backgrounds is desirable. The Committee also strives to identify qualified women and minority candidates. The Committee does not foreclose any sources when identifying potential candidates.

The Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. The Committee will consider persons recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals and Nominations.”

The Corporate Development Committee

The Corporate Development Committee evaluates corporate development opportunities, including mergers and acquisitions, and assists management in developing strategies and processes regarding such initiatives. The Committee is authorized to approve transactions within parameters established by the Board from time to time. All members attended the one meeting held in 2012.

Board Leadership Structure

Our Board is currently led by an independent Chairman (Mr. Grierson). Our Board does not have a set leadership structure and in recent years we have had, alternately, an independent Chairman, a combined Chairman and Chief Executive Officer with a Lead Independent Director, and a non-independent Executive Chairman with a Lead Independent Director. Our policy is to have a Lead Independent Director if the Chairman is not independent. We believe the current Board leadership structure serves us and our stockholders well by having an independent Chairman to provide independent leadership of the Board.

Risk Oversight

The Board exercises its oversight responsibilities with respect to the risks facing PTC at the Board level and through its committees, in particular, the Audit, Corporate Governance, and Compensation Committees.

•	The Audit Committee is responsible for overseeing risk management as it relates to PTC’s financial condition, financial statements, financial reporting process and accounting matters.

•	The Corporate Governance Committee oversees the Company’s compliance programs.

•

The Compensation Committee is responsible for overseeing PTC’s overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs. (See “Assessment of Risks Associated with Our Compensation Programs” for a description of our assessment of those risks.)

The Board and the relevant committees review with PTC’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in PTC’s strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to proposed actions and initiatives. We believe that having an independent Chairman enhances the Board’s ability to oversee the company’s risks.

DIRECTOR COMPENSATION

We pay our non-employee directors a mix of cash and equity compensation. The amounts shown in the “Fees Earned or Paid in Cash” column of the Director Compensation table on the next page reflect the named director’s annual board and committee retainer fees and meeting fees. The amounts shown in the “Stock Awards” column of the Director Compensation table reflect the value of the equity awards made to the directors in the year. The amounts established for the annual cash and equity retainers for 2012 are shown in the table below.

Director Annual Retainers

Director Name	Chair Position	Annual Retainer		Committee Chair Retainer		Annual Equity Retainer Value
Donald Grierson	Chairman of the Board Corporate Governance Committee Compensation Committee	$85,040	(1)	$	— — 10,000	$278,500	(1)
Thomas Bogan		$35,000			—	$195,000
Paul Lacy		$35,000				$195,000
Michael Porter	Corporate Development Committee	$35,000			$5,000	$195,000
Robert Schechter	Audit Committee	$35,000			$10,000	$215,000
Renato Zambonini		$35,000				$195,000

(1)	Pro-rated cash retainer based on a full-year target value of $100,000 and pro-rated equity retainer based on a full-year target value of 300,000. Mr. Grierson was our Lead Independent Director through June 30, 2012 and became Chairman of the Board on July 1, 2012 when the Executive Chairman resigned.

Director Compensation Process and Decisions.  At the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders, the Compensation Committee recommends to the Board the compensation to be paid to the directors for the year. The Board, after considering this recommendation, then establishes the annual compensation for the directors. In making its recommendation, the Committee considers a competitive assessment of the directors’ compensation with that of the compensation peer group (shown on page 31) and reviews each element of director compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors. For 2012, the directors’ compensation was positioned at the 60th percentile of the compensation peer group.

We provide higher annual retainers for service as the Lead Independent Director or the Chairman of the Board and for service as the Chair(s) of the Audit and the Compensation Committees given the additional work required by those positions. We do not pay a committee chair retainer to the Chairman of the Board for service as the Chair of any committee. In 2012, we paid Mr. Grierson, who became our Chairman in July 2012, a fee for serving as Chair of the Compensation Committee as he was appointed to that position and provided services as such before his appointment as Chairman of the Board.

In addition to the annual retainers, we pay our directors a fee of $2,000 for attendance at each board meeting and $2,000 for attendance at each committee meeting of which the director is a member. We believe that paying a fee with respect to each meeting more closely correlates the amount of work required with the compensation paid, rather than increasing the retainer amount and eliminating meeting fees.

We also believe that providing a majority of our directors’ annual retainer compensation in the form of equity rather than cash serves to further align the interests of our directors with our stockholders as they become stockholders themselves.

Director Stock Ownership Policy; Pledging and Hedging.  As a result of our view that our directors’ interests are best aligned with those of our stockholders if they maintain significant exposure to our stock, we prohibit hedging and pledging of our stock (although one director’s maintenance of a small number of shares in a margin account is grandfathered (see “Stock Owned by Directors and Officers”)). We also maintain a stock ownership policy for our non-employee directors that requires them to attain and maintain an ownership level of PTC common stock having a value equal to five times their respective annual Board retainer. Unvested restricted stock and pledged stock are not included for the purposes of this calculation. All our directors exceed the minimum holding requirements under the policy. Our Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

2012 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards(2)(3) ($)		All Other Compensation ($)			Total ($)
Donald K. Grierson	$157,040	(4)	$279,690	(5)		$—		$436,730
Chairman of the Board Chair, Compensation Committee and Corporate Governance Committee

Thomas F. Bogan	$69,000		$194,978	(6)		$—		$263,978

Paul A. Lacy	$83,000		$194,978	(6)	$			$277,978

Michael E. Porter	$54,000		$394,958	(7)		$30,000	(8)	$478,958
Chair, Corporate Development Committee

Robert P. Schechter	$91,000		$214,999	(6)		$—		$305,999
Chair, Audit Committee

Renato Zambonini	$61,000	(4)	$194,978	(6)		$—		$255,978

(1)	Due to his employment relationship with PTC, Mr. Heppelmann, our President and Chief Executive Officer, receives no compensation for his service as a director and, accordingly, is not shown in the Director Compensation table.
(2)	Grant date fair value of restricted stock. The grant date fair value is equal to the number of shares granted multiplied by the closing price of our common stock on The NASDAQ Global Select Market on the grant date.
(3)	The number of outstanding stock options and shares of restricted stock held by each named director as of September 30, 2012 is shown in the table below.

	Options
Name	Exercisable	Unexercisable	Total	Shares of Restricted Stock
Donald K. Grierson	—	—	—	11,089
Thomas F. Bogan	—	—	—	14,513
Paul A. Lacy	—	—	—	7,479
Michael E. Porter	20,000	—	20,000	16,881
Robert P. Schechter	—	—	—	8,247
Renato Zambonini	—	—	—	13,933

(4)	Includes $6,000 paid for a Special Committee assignment.
(5)	Grant date fair value of restricted stock granted on March 7, 2012 at $26.07 per share and July 31, 2012 at $21.54 per share.
(6)	Grant date fair value of restricted stock granted on March 7, 2012 at $26.07 per share.
(7)	Grant date fair value of restricted stock granted on November 15, 2011 at $21.27 per share and March 7, 2012 at $26.07 per share. The shares granted on November 15, 2011 were granted as compensation for services under a consulting agreement we entered into with Professor Porter on that date and were valued at approximately $200,000. This agreement is described in “Transactions with Related Persons.”
(8)	The amount represents one speaking engagement fee under Professor Porter’s consulting agreement with PTC. This agreement is described in “Transactions with Related Persons.”

PROPOSAL 2:	APPROVE AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER OUR 2000 EQUITY INCENTIVE PLAN

We are seeking stockholder approval of an amendment to our 2000 Equity Incentive Plan (2000 EIP) increasing the number of shares authorized for issuance by 7,500,000 shares (from 26,800,000 to 34,300,000). Of the shares previously authorized, only 347,805 remained available for grant as of January 7, 2013. If approved, we expect to use the additional shares for continued periodic equity grants to employees (including executive officers), directors and consultants.

Why the 2000 EIP is Important

Our ability to attract, motivate and retain high-performing employees is vital to our ability to compete successfully in the market and to increase stockholder value. We believe our ability to grant equity incentives as an element of employee compensation is essential for us to remain competitive in attracting and retaining such employees. We believe equity incentives motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of PTC. Moreover, equity incentives align the interests of the employees with the interests of our stockholders. Because the 2000 EIP is the only plan under which we can grant equity incentives, maintaining its viability by increasing the number of shares available for grant is essential for us to be able to continue to use equity incentives to attract, motivate and retain the employees necessary for our future success.

Potential Effects of the Amendment

The 2000 EIP is our sole vehicle for making equity awards. The proposed amendment would make an additional 7,500,000 shares available for issuance under the 2000 EIP, which would enable us to continue to offer equity incentives to our employees (including executive officers), directors and consultants. We expect the additional shares would enable us to maintain our equity incentive program through at least March 2015. With the additional shares, our potential shareholder value transfer (value that could be transferred to employees as equity is issued) would be 10.79% and our potential shareholder voting power dilution on a fully-diluted basis (relative reduction in voting power as shares are issued) would be 9.89%. Because future grants and share prices are unknown, the economic dilution associated with the additional shares cannot be calculated. We are mindful of the dilution associated with equity awards and repurchase outstanding shares in the open market, which helps to offset the dilution associated with equity awards.

Grant Practices; Program Dilution and Expense

We use restricted stock units and restricted stock as our principal equity awards because they enable us to issue fewer shares than stock options to deliver comparable value, which reduces overhang and potential stockholder dilution. They also have a better potential retention effect because they retain value even if the stock price declines.

We also emphasize performance-based awards when making equity awards to our executive officers and other senior executives. These awards are structured so that the amount received is conditioned on achievement of PTC’s important business objectives. If the performance targets are not achieved, the awards are forfeited. For 2005 through 2012, 50% of the annual equity incentive awards issued to executive officers have been performance-based awards. We have also issued other performance-based awards to our executive officers with longer term performance periods to ensure that our executives are focused on the long-term growth of PTC and their interests are fully aligned with those of our stockholders. As we discuss below in “Compensation Discussion and Analysis,” approximately 50% of our executives’ compensation for 2012 was performance-based, with the equity component comprising a significant portion of their performance-based compensation. Our ability to use equity as part of our performance-based compensation program enables us to challenge our executives to achieve results that we believe will increase shareholder value and to compensate them only to the extent those results are achieved. Further, the value of the compensation ultimately earned is dependent on the value of the equity on the vest date, which further aligns our executives interests with those of stockholders.

We are committed to maintaining an equity incentive program that accomplishes our incentive and retention goals while being sensitive to our stockholders’ concerns about dilution and expense. As part of our efforts to ensure that our program does not unduly dilute stockholders or incur undue expense, we benchmark the program’s annual expense and share dilution (burn rate) against those of the companies we use to benchmark our executive compensation. (These peer companies are listed on page 31.)

Benchmark of Equity Program Share Dilution / Burn Rate

For 2012, the share dilution (burn rate) associated with PTC’s equity program was below the 25th percentile of peer companies (2.50% was 25th percentile).

The table below shows our burn rate for the past three completed fiscal years calculated by including all awards (service-based and performance-based) in the year granted. Our three-year average burn rate calculated using this methodology is 2.50%.

Burn Rate for the Three Most Recent Completed Fiscal Years (All Awards Counted in Year Granted)

	Service-based RSUs and Shares Granted	Performance-Based RSUs Granted	Total RSUs and Shares Granted		Weighted-Average Shares Outstanding	Burn Rate(2)
FY2012 (October 1, 2011 — September 30, 2012)	2,065,000	780,000	2,845,000		118,705,000	2.40%
FY2011 (October 1, 2010 — September 30, 2011)	2,095,000	604,000	2,699,000	(1)	117,579,000	2.30	%(1)
FY 2010 (October 1, 2009 — September 30, 2010)	2,553,000	680,000	3,233,000		115,639,000	2.80%

(1)	Omits 147,000 options granted to MKS, Inc. employees in exchange for MKS options in connection with our acquisition of MKS in 2011. If the MKS options are factored into the 2011 burn rate, the 2011 burn rate is 2.42% and the three-year average burn rate is 2.54%.
(2)	Burn Rate = Number of Service-Based and Performance-Based Awards Granted in the Year
Weighted	Average Number of Shares Outstanding for the Year

The table below shows our burn rate for the past three completed fiscal years calculated by including service-based awards in the year granted and performance-based awards to the extent earned in the year earned.

Burn Rate for the Three Most Recent Completed Fiscal Years (Performance-Based Awards Counted in Year Earned)

	Service-based RSUs and Shares Granted	Performance-Based RSUs and Shares Earned	Total RSUs and Shares Granted and Earned(1)		Weighted-Average Shares Outstanding	Burn Rate(2)
FY2012 (October 1, 2011 — September 30, 2012)	2,065,000	244,010	2,309,010		118,705,000	1.95%
FY2011 (October 1, 2010 — September 30, 2011)	2,095,000	620,072	2,715,072	(1)	117,579,000	2.31	%(1)
FY 2010 (October 1, 2009 — September 30, 2010)	2,553,000	506,000	3,059,000		115,639,000	2.65%

(1)	Omits 147,000 options granted to MKS, Inc. employees in exchange for MKS options in connection with our acquisition of MKS in 2011. If the MKS options are factored into the 2011 burn rate, the rate is 2.43%.
(2)	Burn Rate = Number of Service-based Awards Granted in the Year + Number of Performance-Based Awards Earned in the Year
Weighted	Average Number of Shares Outstanding for the Year

Our three-year average burn rate using the methodology in the second table above was 2.30% (2.34% if the MKS options are included). We understand that, because we use full value awards rather than options, certain institutional investor advisors apply a multiplier to the awards granted (the “advisor calculation”) that results in a higher burn rate than calculated by us. In 2011, we made a commitment to maintain an average annual burn rate over three years that does not exceed 7.26% of our weighted average common shares outstanding, as calculated in accordance with the advisor calculation and that commitment. For the purposes of this burn rate calculation, each full value award granted is counted as 2.5 shares and each stock option award granted is counted as

1.0 share. Our calculation using this methodology results in a three-year average burn rate of 5.75% (5.79% with the MKS options). We are committed to maintaining our burn rate in accordance with our commitment.

Benchmark of Equity Program Expense

For 2012, the expense (recorded expense as a percentage of revenue) associated with PTC’s equity program was below the 25th percentile of peer companies (4.20% was 25th percentile); for each of 2011 and 2010, the expense was between the 25th and 50th percentiles.

Equity Compensation Plan Information

Terms of the 2000 EIP and U.S. Federal Income Tax Consequences. Summaries of the 2000 EIP terms and the U.S. federal income tax consequences for awards under the 2000 EIP are provided on pages 20-22. The complete 2000 EIP is included as Appendix A.

Outstanding Equity Awards and Shares Available to Grant

The table below shows the awards outstanding and that may be made under our equity incentive plans as of January 7, 2013. Although the shares of restricted stock shown in the table remain subject to forfeiture, they are included in our 119,708,403 shares outstanding as of January 7, 2013.

Equity Compensation Plan Information (as of January 7, 2013)

	Options			Number of Restricted Stock Units Outstanding	Number of Shares of Restricted Stock Outstanding	Shares Available to Grant under Plan
	Number of Options Outstanding	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Life of Outstanding Options
2000 Equity Incentive Plan	314,725	$10.4179	1.37	4,719,663	67,441	347,805
Terminated Equity Plans	186,048	$10.5191	1.05	–	–	–

Total	500,773	$10.4555	1.25	4,719,663	67,441	347,805

The closing price of our common stock on January 7, 2013, as reported by The NASDAQ Global Select Market, was $22.96.

The table below shows the awards outstanding and that could be made under our equity incentive plans as of September 30, 2012. The decrease in the number of shares available to grant from September 30, 2012 to January 7, 2013 is due to equity awards made to employees (including our executive officers) under our annual equity incentive program.

Equity Compensation Plan Information (as of September 30, 2012)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2000 Equity Incentive Plan	5,513,225	(1)	$10.32	(2)	1,390,486

Total	5,513,225	(1)	$10.32	(2)	1,390,486
Equity compensation plans not approved by security holders(3)	212,318		$10.44		—

Total	5,725,543	(1)	$10.36	(2)	1,390,486

(1)	Includes 5,152,260 shares of our common stock issuable upon vesting of outstanding restricted stock units granted under our 2000 Equity Incentive Plan.
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding restricted stock units, which have no exercise price.
(3)	Our 1997 Nonstatutory Stock Option Plan, which was not approved by stockholders, provided for the issuance of nonstatutory stock options only to employees and consultants who were not executive officers of PTC. We terminated the 1997 NSOP in 2005. The terms applicable to the grant of such options were substantially the same as those applicable to the grant of nonstatutory stock options under the 2000 Equity Incentive Plan as described on pages 20-21.

Potential Benefits that May Be Awarded under the 2000 Equity Incentive Plan

All of our employees (including our executive officers) and our directors are potential recipients under the 2000 Equity Incentive Plan. The table below shows the number of restricted stock units, shares of restricted stock and stock options awarded since the beginning of the respective officer’s employment with PTC under the 2000 EIP. Except as specifically provided in the “New Plan Benefits” table below, other awards in this and in future years to our directors, executive officers and employees will be determined in accordance with our then current grant practices and may vary. Our current grant practices are described in “Director Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation” and “Timing of Equity Grants.”

	2000 Equity Incentive Plan
Name and Title or Group	Number of RSUs Granted to Date(1)	Number of Shares of Restricted Stock Granted to Date(2)	Number of Stock Options Granted to Date
James E. Heppelmann	1,502,847	587,642	759,996
President and Chief Executive Officer
Jeffrey D. Glidden	280,736	—	—
Executive Vice President and Chief Financial Officer
Barry F. Cohen	518,123	360,951	759,996
Executive Vice President, Strategy
Anthony DiBona	374,244	230,122	119,998
Executive Vice President, Global Support
Marc Diouane	344,514	—	—
Executive Vice President, Global Services and Partners
All Current Executive Officers as a Group	3,568,595	1,361,644	1,759,989
All Current Non-Employee Directors as a Group	—	403,425	236,000
All Current Employees, excluding Executive Officers, as a Group	11,603,998	—	453,845

(1)	Excludes a total of 711,928 performance-based RSUs that were forfeited when PTC did not meet the applicable performance targets.
(2)	Excludes a total of 44,575 performance-based restricted shares that were forfeited when PTC did not meet the applicable performance targets.

The table below shows the number of RSUs that will be granted to our employees as the second half of their annual awards for 2013 if the increase in the number of shares available for grant under the 2000 EIP is approved by stockholders.

NEW PLAN BENEFITS

2000 Equity Incentive Plan

Name and Position	Number of RSUs to be Granted for FY2013 if Amendment Approved
James E. Heppelmann	—
President and Chief Executive Officer
Jeffrey D. Glidden	—
Executive Vice President and Chief Financial Officer
Barry F. Cohen	—
Executive Vice President, Strategy
Anthony DiBona	—
Executive Vice President, Global Support
Marc Diouane	—
Executive Vice President, Worldwide Sales
All Current Executive Officers as a Group	—
All Current Non-Employee Directors as a Group	—
All Current Employees, excluding Executive Officers, as a Group	565,546

Determination of the Amount of the Share Request

We use an intended dollar value to be delivered to determine the number of shares to be awarded to a program participant, rather than a fixed number of shares. Accordingly, the number of shares we use under the plan varies based on our stock price. We modeled our anticipated equity program needs for 2013, 2014 and 2015 (assuming a consistent program) and determined that we would need to grant equity with an aggregate value of approximately $50 million for each of those years. Assuming a stock price of $20 (no stock price appreciation or depreciation) and that other elements of our equity program (number of participants, grant value and grant practices) remain constant, the 7,500,000 additional shares requested should take us through March 2015, which would enable us to make our anticipated equity awards for 2013, 2014 and part of 2015. We modeled the effect the proposed number of additional shares would have on shareholder value transfer, shareholder voting power dilution, and our burn rate. This model yielded a shareholder value transfer of 10.79%, shareholder voting power dilution of 9.89%, and burn rates of under 2.3% for those years. We believe these measures indicate that our equity incentive program is appropriate and fair to shareholders while enabling us to provide the equity compensation incentives necessary to obtain, retain and incent the personnel necessary to increase shareholder value.

Board Recommendation

The amendment to the 2000 EIP will provide PTC with the shares necessary to offer effective equity incentives, which are essential for PTC to attract, motivate and retain employees and to align PTC’s compensation needs with our stockholders’ interests. As discussed above, the number of additional shares requested has been carefully calibrated to enable PTC to meet its compensation objectives while limiting stockholder value transfer to 10.79% and voting power dilution to 9.89%. PTC has evidenced its ability and commitment to use equity wisely through its burn rate and expense experience. The Board of Directors believes that the amendment to the 2000 EIP promotes important corporate goals, balances those goals with the interests of shareholders, and is therefore in the best interests of PTC’s stockholders.

The Board of Directors recommends that you vote FOR the proposed amendment to the 2000 EIP.

Summary of the 2000 Equity Incentive Plan

The material terms of the 2000 EIP are described below. A copy of the 2000 EIP (reflecting the proposed increase) is included as Appendix A to this proxy statement.

Administration	The plan is administered by the Compensation Committee of the Board of Directors. The Committee is composed of at least two members of our Board who meet certain tests under the U.S. tax and securities laws for independence from PTC management. If there are not at least two such members, then the entire Board serves as the Committee for purposes of the plan.
Types of Awards	The Committee may award restricted and unrestricted shares of common stock, restricted stock units, stock options and stock appreciation rights.
Eligibility	The Committee may make awards to employees, directors and consultants of PTC and its subsidiaries based upon their past or anticipated contributions to the achievement of our objectives and other relevant matters. As of January 7, 2013, six non-employee directors and approximately 6,315 employees were eligible for awards under the plan.
Restricted Stock Units	The Committee may grant restricted stock units, which are rights to receive shares of common stock in the future. The Committee determines the period during which, and the conditions under which, the award may be forfeited and the other terms and conditions of such awards. Restricted stock units may be settled in shares of common stock or cash, as determined by the Committee at the time of grant or thereafter. Restricted stock units represent unfunded and unsecured obligations of PTC.
Restricted and Unrestricted Stock	The Committee may make awards of common stock subject to forfeiture. The participant generally will forfeit the shares if specified conditions, such as the participant’s continued service with PTC or achievement of certain company performance goals, are not met. The participant is entitled to vote the shares during the restricted period. The Committee may also award common stock without restrictions. The Committee determines what, if anything, the participant must pay to receive a stock award.
Stock Options	The Committee may award incentive stock options qualifying under Section 422 of the Internal Revenue Code and nonstatutory stock options. The Committee determines the terms of the option awards, including the amount, exercise price, vesting schedule and term, which may not exceed ten years for incentive stock options. The exercise price of an option may not be less than the fair market value of a share of common stock on the date of grant. A participant may pay the exercise price of an option in cash or, if permitted by the Committee, other consideration, including by surrender of common stock the participant holds.
Stock Appreciation Rights	The Committee may grant stock appreciation rights, which are rights to receive any excess in value of shares of common stock over the exercise price. The exercise price may not be less than the fair market value of a share of common stock on the date of grant. The Committee determines at or after the time of grant whether stock appreciation rights are settled in cash, common stock or other securities of PTC, awards or other property and may define the manner of determining the excess in value of the shares of common stock.
Limitations on Individual Grants	In any fiscal year, the Committee may not grant to any person options, stock appreciation rights, restricted stock units or restricted stock with respect to which performance goals apply for more than 800,000 shares of common stock. This limit is subject to adjustment for changes in our structure or capitalization that affect the number of shares of common stock outstanding.

Repricing or Amendment of Outstanding Awards	The Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price or replace it with an option at a lower exercise price or exchange it for cash. The Committee may otherwise amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if such action (1) would terminate or reduce the number of shares issuable under an option and the participant does not have the opportunity to exercise the option or be compensated for the lost shares, or (2) taking into account any related action, would materially and adversely affect the participant.
Transferability	Participants may not transfer unvested awards and may not transfer stock options, whether vested or unvested.
Performance Goals	The Committee may grant awards subject to achievement of previously established performance goals. The performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the business unit in which the participant works or on the performance of PTC as a whole. The performance goals the Committee may use may be based on one or more of the following business criteria:

•    revenue

•    revenue growth

•    sales

•    expenses

•    margins

•    net income

•    earnings

•    earnings per share

•    cash flow

•    shareholder return

•    return on investment

•    return on invested capital, assets, or equity

•    profit before or after tax

•    operating profit

•    return on R&D investment

•    market capitalization

•    new product releases

•    quality improvements

•    brand or product recognition or acceptance (including market share)

•    cycle time reductions

•    customer satisfaction measures

•    strategic positioning or marketing programs or campaigns

•    strategic accounts or alliances or partnerships

•    business or information systems or organizational improvements

•    expense management

•    infrastructure support programs

•    human resource programs

•    customer programs

•    technology development programs

•    merger or acquisition integration.

Termination of Service	The Committee determines the effect on an award of the disability, death, retirement or other termination of service of a participant.

Number of Shares Issuable; Change in Capitalization	As of January 7, 2013, 347,805 shares of common stock were available for issuance under the plan. If there is a change in our equity structure that affects the outstanding common stock, the aggregate number of shares that are reserved for issuance under the plan, as well as the number of shares subject to outstanding awards, together with exercise prices with respect to any of the foregoing, will be adjusted by the Committee to preserve the benefits intended to be provided under the plan.
Change in Control	The Committee may act to preserve a participant’s rights under an award in the event of a change in control of PTC by, among other things, accelerating any time period relating to the exercise or payment of the award, causing the award to be assumed by another entity, or providing for compensating payments to the participant.
Amendments	The Board of Directors may amend, suspend or terminate the plan, subject to any stockholder approval it deems necessary or appropriate. Under current NASDAQ Global Select Market rules, the Board may not increase the number of shares of common stock issuable under the plan (except in the case of a recapitalization, stock split or similar event) without stockholder approval.

Summary of U.S. Federal Income Tax Consequences for Awards under the 2000 Equity Incentive Plan

Below is a summary of the material U.S. federal income tax consequences for participants and PTC with respect to awards under the 2000 Equity Incentive Plan.

Restricted Stock Units. A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, we would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2000 EIP. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (1) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (2) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares of common stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Excess Parachute Payments. A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

PROPOSAL 3:	ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers named in the Summary Compensation Table (collectively, our “named executive officers”). This “say-on-pay” proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. We ask that you support the compensation of our named executive officers as disclosed in “Compensation Discussion and Analysis” and the tables and related disclosures contained in “Executive Compensation.”

Why You Should Approve the Compensation of Our Named Executive Officers

Our compensation programs are designed to pay for performance. The compensation of our named executive officers is heavily weighted toward “at-risk” performance-based pay. For 2012, 52% of our CEO’s compensation and 47% of our other named executive officers’ compensation was performance-based, while our peer group companies provided an average of only 39% performance-based compensation to their CEOs and only 41% performance-based compensation to their other named executive officers. Our compensation programs are designed so that if the performance-based compensation is earned in full, total compensation earned by the executives will be between the second and third quartiles of the compensation paid by our peer group.

For 2012, the executives’ performance-based compensation was tied to achievement of an increase of approximately 20% in non-GAAP operating margin dollars over 2011. Because PTC achieved a 19.46% increase in non-GAAP operating margin dollars (2012 non-GAAP operating margin dollars were 99.5% of target), the executives earned 97.73% of their performance-based compensation for 2012, thus earning approximately 98.9% of their target annual compensation.

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. The service-based and performance-based equity awards that comprise a substantial portion of our executives’ annual compensation are subject to vesting over three years. Moreover, our executives are required to maintain certain levels of ownership of PTC stock (which amount excludes options and unvested equity). These two elements serve to align our executives’ interests with those of our stockholders in the long-term value of PTC stock.

Our compensation programs are developed by independent directors advised by an independent consultant. Our Compensation Committee is comprised only of independent directors and retains an independent compensation consultant to advise it on appropriate compensation practices.

Effect of Say-on-Pay Vote

This say-on-pay vote, which is required by Section 14A of the Securities Exchange Act of 1934, is advisory only and is not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Compensation Committee and our Board of Directors value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers. We will hold such a vote each year.

Board Recommendation

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

As discussed in Proposal 3 above, we are conducting a “say-on-pay” vote that asks for your approval of the compensation of our named officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.”

The Compensation Committee of our Board of Directors determines the compensation for our executives. We discuss below our executive compensation program and the compensation decisions made for 2012 for our Chief Executive Officer, our Chief Financial Officer, and the three other executive officers named in the Summary Compensation Table (collectively, our “named executive officers”).

Executive Summary of Our Compensation Programs

We design our compensation programs to support PTC’s financial goals and increase shareholder value. Our goals are to expand our non-GAAP operating margin, with the goal of reaching the 25% to 27% range for 2015, and to achieve 20% annual growth in non-GAAP EPS through 2015. We plan to achieve these goals through a combination of revenue growth (target 11% to 13% revenue growth in 2015) and increased cost efficiencies. We believe this will increase the value of the company and increase our share price, both of which will benefit shareholders.

We select performance criteria for our performance-based incentive plans and equity awards that support the achievement of our financial goals. For 2012, our executives’ annual performance-based compensation was tied to company achievement of $248 million non-GAAP operating margin dollars (an increase of approximately 20% over 2011 performance). The performance criteria for a longer-term performance-based award we made this year require achievement of 20% average non-GAAP EPS growth through 2014 and 10% average annual growth in non-GAAP operating margin percent through 2014, which will require our executives to grow revenue and balance expenses to meet the performance targets and support our financial goals for 2015.

We pay for performance. The core of our executive compensation philosophy is pay for performance. Accordingly, our executives’ compensation is heavily weighted toward at-risk performance-based compensation. Our executives’ compensation for 2012 reflects this linkage.

•

2012 was a successful year for PTC. We achieved our highest ever annual revenue, with revenue almost 8% higher than in 2011, and increased our non-GAAP operating margin percent by almost 11% and our non-GAAP earnings per share by almost 20%. These results reflect our progress toward delivering our goal of non-GAAP operating margin expansion to the 25% to 27% range for 2015.

•

Our executives’ compensation for 2012 consisted of a base salary, a bonus under our annual cash incentive plan and annual equity awards that are eligible to vest based on performance criteria and continued service. Based on the mix of these items, 52% of our CEO’s and 47% of our other named executives’ compensation was performance-based for 2012, which was a higher percentage than the average of our peers. The target compensation for four of the five executives was not increased for 2012.

•

Based on PTC’s achievement of $246.8 million in non-GAAP operating margin dollars in 2012 (an increase of 19.46% over 2011) against a performance target of $248 million non-GAAP operating margin dollars, the executives earned 97.73% of their annual incentive bonus and their annual performance-based equity for 2012 and the unearned portions were forfeited. In total, these executives earned approximately 98.9% of their target annual compensation for achievement of approximately 99.5% of the performance-based compensation plan.

Our performance in 2012 relative to 2011 is shown in the first table below and the compensation earned by our executives for 2012 relative to 2011 is shown in the second table below.

Fiscal 2012 Compared to Fiscal 2011

			% Change 2011 to 2012
	2012	2011	Reported	Constant Currency
Non-GAAP Revenue(1)	$1,258.2 million	$1,169.6 million	8%	10%
Non-GAAP Operating Margin Dollars(1)	$246.8 million	$206.6 million	20%	23%
Non-GAAP Operating Margin(1)	19.6%	17.7%	190 bp	210 bp
Non-GAAP Earnings per Share(1)	$1.51	$1.26	20%	24%
Stock Price on September 30	$21.77	$15.38	42%	n/a

(1)	A reconciliation between the non-GAAP measures and the corresponding GAAP results is located in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Income and Margins; Earnings per Share; Non-GAAP Measures” on page 28 of our Annual Report on Form 10-K for the year ended September 30, 2012.

2012 Compensation Earned Compared to 2011

	2012(1)		2011(3)		% Change
James Heppelmann President and Chief Executive Officer	$5,039,026	(2)	$5,092,398	(2)	(1.05)%
Jeffrey Glidden Executive Vice President, Chief Financial Officer(3)	$2,152,289		$2,395,765		(10.16)%
Barry Cohen Executive Vice President, Strategy	$2,144,789	(2)	$2,158,954		(0.66)%
Anthony DiBona Executive Vice President, Global Support	$1,644,383	(2)	N/A	(3)	N/A (4)
Marc Diouane Executive Vice President, Global Services and Partners	$1,655,991		$2,170,980		(23.72)%

(1)	Compensation earned consists of salary paid, bonus paid under our annual executive incentive plan, value of service-based and performance-based restricted stock units (RSUs) earned, and 401(k) Plan matching contributions. The RSUs were valued at the closing price of a share of our common stock on the NASDAQ Global Select Market on the initial vest date: $19.22 on November 15, 2012. All RSUs are subject to service-based vesting and vest as to one-third of the RSUs on the initial vest date and an additional one-third of the RSUs on each of the first and second anniversaries of the initial vest date if the executive remains employed by us on the vest dates. The 2012 amounts do not reflect a special long-term performance-based grant to the executives that becomes eligible to vest in November 2013 and 2014 based on company performance from October 1, 2011 through fiscal 2013 and 2014. (Additional information about this longer-term award is provided in “Long-Term Performance-Based Awards” and in “Executive Compensation – Grants of Plan-Based Awards.”)

The breakdown of the performance-based cash and equity earned for 2012 is shown in the table below.

Breakdown of Performance-Based Cash and Equity Earned for 2012

	Performance- Based Cash Bonus	Performance-Based Equity (One-Third vests in each of November 2012, 2013 and 2014)	Total 2012 Performance- Based Compensation
James Heppelmann President and Chief Executive Officer	$977,300	$1,633,143	$2,610,443

Jeffrey Glidden Executive Vice President, Chief Financial Officer	$293,190	$710,044	$1,003,234

Barry Cohen Executive Vice President, Strategy	$293,190	$710,044	$1,003,234

Anthony DiBona Executive Vice President, Global Support	$244,325	$508,869	$753,194

Marc Diouane Executive Vice President, Global Services and Partners	$293,190	$473,350	$766,540

(2)	Does not reflect a special long-term performance-based award made on November 3, 2009 (fiscal 2010) for performance through 2012 that vested in full in November 2012. Additional information about this award is provided below in “Executive Compensation” in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table (the award corresponding to footnote 10 of the table).
(3)

Compensation earned consists of salary paid, bonus paid under our annual executive incentive plan, value of service-based and performance-based RSUs earned, 401(k) Plan matching contributions and, for Mr. Diouane, relocation expenses and a car allowance. The RSUs were valued at the closing price of a share of our common stock on the NASDAQ Global Select Market on the applicable initial vest date: $21.27 on

November 15, 2011. All RSUs are subject to service-based vesting and vest as to one-third of the RSUs on the initial vest date and an additional one-third of the RSUs on each of the first and second anniversaries of the initial vest date if the executive remains employed by us on the vest dates. The 2011 amount for Mr. Heppelmann does not include a long-term performance-based RSU grant valued at approximately $7 million on the date of grant that becomes eligible to vest only in November 2013, 2014 and 2015 based on company performance from October 1, 2010 through those dates.

(4)	Mr. DiBona was not one of our named executive officers in 2011.

We are responsive to shareholder concerns.

In 2012, we received approximately 76% approval of our Say-on-Pay proposal. While this represents a favorable outcome, we considered this vote and other shareholder concerns expressed to us and, in our continuing efforts to improve our pay practices, we made three significant changes to our executive compensation program for 2013:

•

We used different performance criteria for our annual cash bonus plan and our annual performance-based equity awards, rather than using the same performance measure for both as we did in the years preceding the 2012 say-on-pay vote. The performance goals for 2013 under the annual cash bonus plan focus on annual profitable growth and are aligned to growing non-GAAP operating margin percent. The performance goals for 2013 under the annual performance-based equity awards are aligned to growing non-GAAP operating margin dollars over the long-term.

•

We changed the performance-based element of our long-term equity program to measure performance over three fiscal years rather than a one-year performance measure followed by service-based vesting over three years as in previous years. Our 2013 performance-based equity program challenges our executives to deliver 20% growth in non-GAAP operating margin dollars over 2012 and to increase non-GAAP operating margin dollars by an equivalent dollar amount in 2014 and 2015.

•

We adopted an executive compensation recoupment (“clawback”) policy under which incentive compensation paid to our executive officers for 2013 and thereafter that is subsequently determined not to have been earned due to restatement of the prior period financial results may be recovered from those officers whose misconduct led to the need to for the restatement.

The changes to the annual cash bonus plan and the performance-based equity program simplify the equity granting process by moving to a more standard approach to our executive long-term equity awards and eliminating the need for special longer-term performance-based equity awards in addition to the annual equity awards. We believe the changes make sense and are in our shareholders’ best interests because they ensure the appropriate alignment of our performance-based compensation to PTC’s annual financial plan and longer term business strategy.

We maintain other compensation practices that also benefit shareholders.

•	Our long-term equity incentives, including performance-based incentives, vest over a period of three years to ensure that our executives maintain a long-term view of shareholder value.

•

The amounts our executives can earn under our annual corporate performance-based incentive plans are capped and our executives do not have the ability to earn upside under those plans for performance beyond the targets. Accordingly, amounts earned under the annual plan are predictable and upside performance benefits shareholders.

•

We are mindful of risks to the company that could be posed by our compensation policies and practices and design our compensation policies and practices to mitigate such risk. (See “Assessment of Risks Associated with Our Compensation Programs.”)

•	Unvested and unexercised equity awards, including options, are not transferable.

•	We do not have a salary merit increase program for our executives.

•

We do not provide significant perquisites or supplemental retirement benefits to our executives. We believe the amounts we pay to our executives are fair and competitive and are sufficient without the use of perquisites or supplemental retirement benefits.

•

We require our executives to maintain specified levels of ownership of our stock to ensure that their interests are even more effectively linked to those of our shareholders. (See “Equity Ownership” on page 37.)

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock; nor do we allow them to engage in speculative transactions with respect to our stock.

•	Our executive agreements:

–	do not contain tax “gross-ups” on “golden parachute” payments in connection with a change in control, and we have committed that we will not include such a gross-up in any future executive agreements,

–	contain “double triggers” that require termination in connection with a change in control before most equity is accelerated, and

–	provide only limited severance benefits, and no equity acceleration, in connection with terminations without cause absent a change in control.

(See “Potential Payments on Termination or Change in Control” on page 47.)

•	Our Compensation Committee is comprised of three directors who are “independent” under NASDAQ Stock Market rules. (See “The Compensation Committee” on page 9.)

•

Our Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, is retained directly by the Committee, provides no other services to PTC and has no conflicts or potential conflicts of interests. (See “The Compensation Committee” on page 9.)

•

Pearl Meyer & Partners attends Compensation Committee meetings, provides data and advice to the Committee, and participates in discussions regarding executive compensation issues, but does not determine or recommend the amount or form of compensation established, which is done solely by the Committee.

Compensation Philosophy & Objectives

We believe that our compensation plans should align our executives’ interests with those of our shareholders and reward our executives for their contributions to the long-term success of PTC. We also believe that a substantial portion of our executives’ compensation should be performance-based to create appropriate incentives and rewards for achieving performance objectives established by the Committee.

Accordingly, we design our compensation plans and associated performance objectives to:

•	support the long-term financial plan and goals of PTC;

•	motivate our executives to advance the interests of PTC and increase shareholder value;

•	reward our executives for their contributions to the success of PTC; and

•	retain the services of our executives as long as the interests of PTC are being satisfied and the compensation being paid is commensurate with the value being provided by the executive.

We assess the compensation we establish for our executives against the compensation paid to executives in similar positions in the peer group discussed below to ensure that the compensation we pay is competitive and fair to our executives and our shareholders. We seek to accomplish this by establishing target compensation generally within the second and third quartiles of the compensation paid by the peer group.

Components of Compensation for 2012

Main Components

Total direct compensation for our executives for 2012 consisted of the four components described in the table below. We also describe why we use each component and the important features of that component.

Component	Objective	Features
Base Salary	Provide a minimum, fixed level of cash compensation.

•  Set within the context of our annual competitive analysis.

•  Adjustments may be made to reflect market conditions for a position, changes in the status or duties associated with a position or internal equity.

Annual Short-Term Performance-Based Cash Bonus	Focus the executive on achieving specific goals related to PTC’s business plan for the current fiscal year.

•  Performance goals and target bonus amounts established at beginning of fiscal year.

•  Performance metric was non-GAAP operating margin dollars and was established to align with PTC’s 2012 business plan.

Annual Long-Term Equity Incentive Awards	Promote alignment of the executive’s long-term personal interests with the long term interests of PTC and its shareholders. Provide a retention incentive.

•  Provided in the form of restricted stock units (RSUs).

•  50% of the award is performance-based:

—   subject to performance criteria aligned with PTC’s 2012 business plan,

—   earned only to the extent the performance criteria are achieved,

—   RSUs earned are subject to subsequent service-based vesting (one-third vests upon determination of achievement of the performance goals established for that year, one-third in each of the next two years if the executive remains employed by PTC on the vest date).

•  50% of the award is service-based and vests in three substantially equal annual installments over the three years following the date of grant if the executive remains employed by PTC on the vest date.

Long-Term Performance-Based Equity Incentive Awards

Focus the executive on achieving PTC’s long-term goals and objectives.

Promote alignment of the executive’s long-term personal interests with the long term interests of PTC and its shareholders.

Provide a retention incentive.

•  Provided in the form of RSUs for 2012.

•  Not granted every year.

•  100% of the award is performance-based and incentivizes achievement of stretch goals.

•  Performance period extends over multiple fiscal years (2012-2013 period and 2012-2014 period, with no portion earnable for 2012 alone).

•  Will be earned and vest only to the extent the performance criteria are achieved.

Other Benefits; Absence of Perquisites

Our executives are eligible to participate in the standard benefits and programs available to all PTC employees on the same terms and conditions as all employees, including our 401(k) savings plan. We provide no other significant benefits or perquisites to our executives.

Mix of Compensation Components

We use the compensation components described in the table above because we believe they provide an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide a competitive base salary while providing our executives the opportunity to earn additional compensation through short-term and long-term incentives designed to produce a targeted level of performance for PTC.

The mix of compensation for our executives is weighted toward at-risk pay (annual performance-based incentives and long-term performance-based equity incentives). Maintaining this pay mix results in a pay-for-performance orientation for all our executives.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions regarding the pay mix also reflect our belief that long-term incentives, particularly equity awards, provide an important motivational and retentive aspect to the executive’s overall compensation package. This is why guaranteed compensation (base salary and service-based equity) for these executives makes up less of their target total direct compensation than it does for the average executive in the peer group.

Our compensation mix for 2012 was designed to provide approximately 52% of total compensation through at-risk pay for our Chief Executive Officer and almost 47% of total compensation through at-risk pay for our other executives. This is in contrast to our peer group, where performance-based compensation made up an average of only 39% of the CEO’s compensation and 41% of the other named executives’ compensation. We achieved this mix by making 50% of our annual equity incentive awards performance-based, while the majority of our peer group companies provided only service-based equity incentives. In addition, our annual cash bonus plans are performance-based. Our annual service-based equity awards to these executives also include an at-risk element as they carry risks of forfeiture and market price decline. In addition, the long-term equity incentive awards we made in 2012 are entirely performance based.

How We Determine the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

•	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”),

•	subjective analysis of the scope of each executive’s responsibilities, and

•	internal pay equity among the executives.

The competitive analysis provides detailed comparative data for our executive positions and assesses each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and generally align our executives’ target total direct compensation to be within the second and third quartiles of peer compensation.

Benchmarking and Survey Data

Benchmarking Data. The peer group we used to benchmark the elements of executive pay was made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range appropriate for PTC. In evaluating and selecting companies for inclusion in our peer group, we target companies with revenue and market capitalization that are within an approximately 0.5x to 2x multiple when compared to PTC. However, we may include companies with revenue and market capitalizations outside of these parameters if there is strong product and/or service similarity (such as with Autodesk, Inc., BMC Software Inc. and Citrix Systems Inc.). We believe this group represents competition for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies constituting this peer group remain relevant and provide meaningful compensation comparisons.

The 2012 peer group consisted of the companies listed below. The 2012 peer group differs from the peer group for 2011, 2010 and 2009 due to the removal of McAfee Inc. and Sybase Inc. as a result of their acquisition by other companies and the addition of MICROS Systems Inc. and Red Hat Inc. to replace them.

2012 Peer Group

	Revenue $M(1)	Market Capitalization $M(1)	Criteria Matched
Company			Product / Service Similarity	Revenue $500M - $2B	Market Capitalization $1,330M - $5,320M
PTC	$1,018	$2,659
Autodesk, Inc.	$1,952	$9,234	x	x
BMC Software Inc.	$1963	$7,205	x	x
Cadence Design Systems, Inc.	$907	$2,039	x	x	x
Citrix Systems Inc.	$1875	$12,826	x	x
Compuware Corporation	$909	$2,550	x	x	x
Lawson Software Inc.	$745	$1,404	x	x	x
Mentor Graphics Corp.	$915	$1,394	x	x	x
MICROS Systems Inc.	$936	$3,410		x	x
Novell Inc.	$800	$2,085	x	x	x
Nuance Communications Inc.	$1,160	$5,457	x	x
Progress Software Corp.	$522	$1,150	x	x
Quest Software Inc.	$745	$2,241	x	x	x
Red Hat Inc	$819	$6,554		x
Synopsys, Inc.	$1415	$4,049	x	x	x
TIBCO Software, Inc.	$708	$2,384	x	x	x
Peer Group Median	$909	$2,550

(1)	Revenue is trailing four quarters as of March 2011 and market capitalization is as of March 2011.

Survey Data. We also use survey data for additional perspective. Our primary survey source is the CHiPS Executive Total Compensation Survey, a high technology executive compensation pay and policy survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry. The data used was appropriate to PTC’s size and industry and represented 16 companies with a median revenue of $1.2 billion. The CHiPS survey is published by the survey division of Pearl Meyer & Partners, which is a separate business unit from the consulting division we use for consulting services.

Subjective Analysis of Executive Responsibilities and Internal Pay Equity

While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that circumstances could warrant a deviation from that data. Accordingly, for certain positions for which there are no comparable external benchmarks, we make our own judgments with regard to compensation levels. We consider both whether the amount seems fair for the responsibilities of the position and internal pay equity among the executives. See our analysis of the compensation decisions for Mr. Cohen and Mr. DiBona in “Analysis of Compensation Decisions for 2012” below for a discussion of how this subjective analysis was used. Where benchmark data is available, we also consider internal pay equity among the executives as we do not believe an external benchmark should be the only determinant of compensation.

Analysis of Compensation Decisions for 2012

The target total direct compensation we established for each of the named executive officers is set forth in the table below. The considerations associated with establishing the target compensation for each of the executives are set forth below the table.

2012 Target Compensation Plan

	Target Total Annual Compensation		Target Long-Term Equity
Name	Salary	Target Annual Bonus	Performance- Based Equity(1)	Service-Based Equity	Target Total Direct Compensation(1)
James Heppelmann	$750,000	$1,000,000	$1,725,000	$1,725,000	$5,200,000
President and Chief Executive Officer
Jeffrey Glidden	$415,000	$300,000	$750,000	$750,000	$2,215,000
Executive Vice President, Chief Financial Officer
Barry Cohen	$415,000	$300,000	$750,000	$750,000	$2,215,000
Executive Vice President, Strategy
Anthony DiBona	$363,000	$250,000	$537,500	$537,500	$1,688,000
Executive Vice President, Global Support
Marc Diouane	$400,000	$300,000	$500,000	$500,000	$1,700,000
Executive Vice President, Global Services and Partners

(1)	Does not include a performance-based long-term equity award made to each of the officers in an amount equal to their performance-based equity target as the award’s performance period is not limited to 2012. The award may be earned only if the company achieves the performance criteria over the two-year period from the date of grant (2012 and 2013) and over the three year period from the date of grant (2012, 2013 and 2014). Additional information about this award is provided below in “Long-Term Performance-Based Awards” and in “Executive Compensation – Grants of Plan-Based Awards.”

Overall Considerations

We set target total direct annual compensation to be within the second and third quartiles (between the 25th and the 75th percentiles) of the peer group benchmark data, subject to achievement of the performance objectives established by the Committee for the year. We believe that this competitive positioning of total direct compensation enables us to attract and retain skilled executives. We also consider internal equity of compensation among our executives.

Considerations for Mr. Heppelmann, President and Chief Executive Officer

We evaluated Mr. Heppelmann’s 2011 target compensation against our compensation peer group to determine whether any changes should be made to his 2012 target compensation. Because Mr. Heppelmann’s target compensation was at the 55th percentile of our compensation peer group for his position, there was no change in his position or responsibilities, and we believed the mix of compensation provided for 2011 was appropriate, we made no changes to his target compensation for 2012.

Considerations for Mr. Glidden, Executive Vice President, Chief Financial Officer

We evaluated Mr. Glidden’s 2011 target compensation against our compensation peer group and our other executive officers to determine whether any changes should be made to his 2012 target compensation. Because Mr. Glidden’s target compensation was at the 45th percentile of our compensation peer group for his position, there was no change in his position or responsibilities, we believed the mix of compensation provided for 2011 was appropriate, and we believed his compensation was appropriate when considering the compensation of our other executives, we made no change to his target compensation for 2012.

Considerations for Mr. Cohen, Executive Vice President, Strategy

Mr. Cohen has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Mr. Cohen has responsibility for Corporate Strategy, Corporate Development, Customer Care and Technical Support, Global Education, and Human Resources. Accordingly, when setting target compensation amounts for Mr. Cohen, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we believed his compensation was appropriate when considering the compensation of our other executives, we made no change to his target compensation for 2012.

Considerations for Mr. DiBona, Executive Vice President, Global Support

As with Mr. Cohen, Mr. DiBona has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Mr. DiBona is responsible for our global support operations (sales of technical support and software updates for our software), one of our principal lines of business and sources of revenues. Accordingly, as with Mr. Cohen, when setting target compensation amounts for Mr. DiBona we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we believed his compensation was appropriate when considering the compensation of our other executives, we made no change to his target compensation for 2012.

Considerations for Mr. Diouane, Executive Vice President, Global Services and Partners

We evaluated Mr. Diouane’s 2011 target compensation against our compensation peer group and our other executive officers to determine whether any changes should be made to his 2012 target compensation. Although Mr. Diouane’s target compensation was within our target range relative to our compensation peer group for his position, we decided to increase Mr. Diouane’s base salary and target equity as a matter of internal equity when we compared the scope and importance of his responsibilities compared to our other executives. We evaluated his increased target compensation against our compensation peer group for his position to ensure that his target compensation for 2012 remained within our target range, which it did at approximately the 65th percentile.

The 2012 Performance-Based Compensation Structure and Criteria

The performance measures we develop and use for our performance plans are designed to measure our success against our short-term and long-term business plans and objectives. These business plans and objectives are designed to create and deliver value to our shareholders over the long term. For 2012, our annual performance-based incentives were a cash bonus plan and performance-based equity awards (restricted stock units/RSUs) with one year performance targets. We also made a long-term performance-based equity grant (RSUs) with performance targets that extend through 2014.

Annual Performance-Based Compensation

We selected non-GAAP operating margin dollars as the performance measure for our annual performance-based incentives due to the importance of increasing our non-GAAP operating margins and non-GAAP earnings per share. Our executives’ annual cash incentive plan and annual performance-based equity was tied to delivering $248 million of non-GAAP operating margin dollars (a 20% increase in non-GAAP operating margin dollars over 2011), consistent with our goals of expanding non-GAAP operating margins and delivering 20% annual growth in non-GAAP EPS through 2015. PTC achieved $246.8 million of non-GAAP operating margin dollars in 2012. Accordingly, although we had a successful year, our executives earned only 97.73% of their target annual incentive compensation.

The 2012 Annual Performance-Based Compensation Criteria and Achievement

The tables below show:

•	the performance criteria for the 2012 annual incentive plan and annual performance-based equity awards, and

•	in each case, the extent to which the performance criteria were achieved and performance-based incentives were earned.

Annual Incentive Plan and Performance-Based Equity Criteria and Achievement. As shown in the table below, no portion of the bonus or the equity would be earned unless the threshold of $207 million in Non-GAAP Operating Margin Dollars was achieved, at which point 25% of the bonus or equity would be earned. Thereafter, up to the remaining 75% of the bonus or equity could be earned based on the extent to which Non-GAAP Operating Margin Dollars between the threshold of $207 million and the target $248 million were achieved. No additional amounts could be earned under the plans.

2012 Performance-Based Annual Incentive Plan and Equity Criteria and Achievement

Performance Criteria	Threshold (25% Earned)	Target (Up to an Additional 75% Earned)	Actual Achievement	Actual Award Percentage Earned
Non-GAAP Operating Margin Dollars	$207 million	$248 million	$246.8 million	97.73%

Amounts Earned under the 2012 Annual Incentive Plan. The table below shows the amount earned by each named executive officer under the 2012 annual incentive plan.

Annual Incentive Plan Amounts Earned for 2012

Executive Officer	Target/Maximum Annual Bonus(1)	Percentage Earned	Amount Earned under the Plan
James Heppelmann	$1,000,000	97.73%	$977,300
Jeffrey Glidden	$300,000	97.73%	$293,190
Barry Cohen	$300,000	97.73%	$293,190
Anthony DiBona	$250,000	97.73%	$244,325
Marc Diouane	$300,000	97.73%	$293,190

(1)	The Target bonus amount was also the maximum bonus amount that could be earned under the plan. No additional amounts could be earned under the plan.

Annual Performance-Based Equity Earned by the Executives for 2012. The table below shows the number of restricted stock units issued as annual performance-based equity corresponding to the target annual equity value for each executive and the actual number of RSUs earned by each of the executives for 2012. The RSUs earned vest over three years in substantially equal annual installments beginning in November 2012.

Performance-Based Annual Equity Earned for 2012

Executive Officer	Target/Maximum Annual Equity Value(1)	Number of Performance- Based RSUs Issued(1)(2)	Number of Performance- Based RSUs Earned
James Heppelmann	$1,725,000	86,945	84,971
Jeffrey Glidden	$750,000	37,802	36,943
Barry Cohen	$750,000	37,802	36,943
Anthony DiBona	$537,500	27,091	26,476
Marc Diouane	$500,000	25,201	24,628

(1)	The Target Annual Equity Value was also the maximum long-term equity value that could be earned by the executive and the number of performance-based RSUs issued to each executive was the maximum number of RSUs that could be earned by the executive. No additional RSUs or other equity awards would be issued for performance above target performance under the award.
(2)	The number of RSUs issued was determined by dividing the Target Annual Equity Value by closing price on the grant date and rounding down to the nearest whole share. The number was based on the closing sale price of a share of PTC common stock of $19.84 on November 1, 2011, the date the awards were made (except for a portion of Mr. Diouane’s award which was made on November 14, 2011 but based on the November 1, 2011 stock price).

Long-Term Performance-Based Award

In addition to our annual performance-based equity awards, we made a long-term performance-based award to each of our executives in the amount set forth in the table below. We made these incremental awards to motivate and reward the executives for achieving enhanced performance over a three year period, rather than for target performance in 2012 alone, so we do not consider them part of the executives’ target compensation for 2012. Unlike many of our peer group companies, our incentive performance plans do not provide “upside” for performance above plan. These awards enable our executives to earn additional amounts for performance above target plan performance, but we have required such performance to be sustained over a three year period rather merely incremental to the annual plans. The target amount awarded to each executive was equal to his annual performance-based equity incentive. We believed this amount was appropriate given the expected return to our stockholders that would be achieved if PTC achieved the performance results over the three year period. Unlike our annual awards for 2012 that based target performance for the year based on the prior year’s results (2012 over 2011), the long-term awards require sustained performance to achieve a target performance over two and three years (through 2013 and 2014) compared to 2011, with no adjustment in the intervening years if results are not as expected in those years.

Long-Term Performance-Based Equity Award

Executive Officer	Target/Maximum Long-Term Equity Value(1)	Number of Performance- Based RSUs Issued(1)(2)
James Heppelmann	$1,725,000	86,945
Jeffrey Glidden	$750,000	37,802
Barry Cohen	$750,000	37,802
Anthony DiBona	$537,500	27,091
Marc Diouane	$500,000	25,201

(1)	The Target Long Term Equity Value is the maximum long-term equity value that can earned by the executive and the number of performance-based RSUs issued to each executive is the maximum number of RSUs that can be earned by the executive under the award. No additional RSUs or other equity awards will be issued for performance above target performance.
(2)	The number of RSUs issued was determined by dividing the Target Long-Term Equity Value by the closing price on the grant date and rounding down to the nearest whole share. The number was based on the closing sale price of a share of PTC common stock of $19.84 on November 1, 2011, the date the awards were made and the performance criteria were established (except for a portion of Mr. Diouane’s award which was made on November 14, 2011 but based on the November 1, 2011 stock price).

We selected non-GAAP earnings per share growth and non-GAAP operating margin percent growth, in each case over the 2011 base year, as the performance criteria for the award as they were consistent with our long-term goal of delivering 20% average annual non-GAAP EPS growth through 2015.

There are two measurement periods for determining whether the long-term RSUs are earned. The first measurement period covers 2012 and 2013 and the second measurement period covers 2012 through 2014. No portion of the RSUs will be eligible to be earned in a measurement period unless PTC achieves 20% average annual non-GAAP EPS growth for the years in the measurement period, after which the RSUs can be earned based on achievement of non-GAAP operating margin percent growth. Up to 50% of the RSUs issued can be earned for the first measurement period (“First Period RSUs”) and the remaining 50% of the RSUs issued (“Second Period RSUs”) plus any unearned First Period RSUs (“Catch-Up RSUs”) may be earned in the second measurement period. The earnings schedules for these RSUs are shown below. Catch-Up RSUs may be earned only to the extent that such RSUs do not cause the total number of RSUs earned for the first and second measurement periods to exceed the percentage of RSUs that may be earned for that level of performance under the Alternate Schedule below. RSUs earned for the first measurement period will vest in November 2013 and RSUs earned for the second measurement period will vest in November 2014.

Long-Term Performance-Based Equity Award Performance Targets and Earnings Schedules

First Measurement Period (2012 and 2013)

Gate (0% Earned)	Threshold (30% RSUs Earned)	Mid-Point (40% RSUs Earned)	Target (50% RSUs Earned)
20% Average Non-GAAP EPS Growth for 2012 and 2013	8% Average Annual Growth in Non-GAAP Operating Margin Percent	9% Average Annual Growth in Non-GAAP Operating Margin Percent	10% Average Annual Growth in Non-GAAP Operating Margin Percent

Second Measurement Period (2012 – 2014) Base Schedule

(To be used for Second Period RSUs and Catch-Up RSUs if any RSUs are earned in the first measurement period.)

Gate (0% Earned)	Threshold (10% RSUs Earned)	Mid-Point (30% RSUs Earned)	Target (50% RSUs Earned)
20% Average Non-GAAP EPS Growth for 2012, 2013 and 2014	6% Average Annual Growth in Non-GAAP Operating Margin Percent	8% Average Annual Growth in Non-GAAP Operating Margin Percent	10% Average Annual Growth in Non-GAAP Operating Margin Percent

Second Measurement Period (2012 – 2014) Alternate Schedule

(To be used for all RSUs if no RSUs are earned in the first measurement period.)

Gate (0% Earned)	Threshold (20% RSUs Earned)	Mid-Point (60% RSUs Earned)	Target (100% RSUs Earned)
20% Average Non-GAAP EPS Growth for 2012, 2013 and 2014	6% Average Annual Growth in Non-GAAP Operating Margin Percent	8% Average Annual Growth in Non-GAAP Operating Margin Percent	10% Average Annual Growth in Non-GAAP Operating Margin Percent

Severance and Change in Control Arrangements

We historically have had severance and change in control arrangements with our executives. The agreements require the executive to execute a noncompete agreement with PTC and to execute a general release of claims as a condition to receiving severance benefits. Each of the agreements has a one year term and renews automatically for successive one year terms if the Compensation Committee does not terminate the agreement. The Compensation Committee reviews these agreements each year to determine if these agreements should be maintained, modified or terminated. For 2012, the Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant and determined that such agreements and their terms were substantially consistent with the practices of PTC’s peer companies. The Committee also considered the continuing consolidation in the industry. As a result of its review, the Committee decided that it was appropriate to maintain the agreements.

The terms of these agreements are described in more detail under “Potential Payments upon Termination or Change in Control” on page 47.

Rationale for Agreements with Our Executive Officers

The Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

The Committee believes that providing severance to PTC employees, including these executives, is an appropriate bridge to subsequent employment if the person is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time is longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

The Committee believes these agreements are even more important in the context of a change in control as it believes they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss. The agreements for our executives are structured substantially as “double triggers” in that most of their unvested equity would remain subject to continued vesting requirements after a change in control and vesting would be accelerated only upon termination or constructive termination within two years of a change in control. Equity that would otherwise vest beyond this two-year period vests upon the change in control because otherwise that equity would not vest if the acquiring company terminated the executive’s employment after the two-year protection period under the agreement and we wanted to ensure the executives received the benefit of that equity. The Committee believes this benefits PTC and the potential acquirer because it enables PTC to retain and motivate the executive while a potential change in control is pending and provides an acquirer with the ability to retain desired executives using existing equity incentives and does not provide a one-time benefit to the executive that could undermine those efforts.

Equity Ownership

Each year we examine the total equity ownership of our executive officers as part of the competitive analysis. Because we believe that the interests of our executives are more aligned with shareholders’ interests if they are shareholders themselves, we maintain a stock ownership policy for our executives. The policy requires the CEO and each of the other executives to attain and maintain an ownership level of PTC’s common stock equal to three times and one times, respectively, their individual annual salary through retention of vested equity (other than options). The Executive Stock Ownership Policy is available in the “Corporate Governance” section of the Investor Relations page of our website at www.ptc.com.

Compensation Clawback Policy

We maintain an executive compensation recoupment policy that enables us to recover incentive compensation paid to our executive officers if such compensation is subsequently determined to have been unearned due to a restatement of our financial results for the performance period as a result of the misconduct of the executive officer. The Executive Compensation Recoupment Policy is available in the “Corporate Governance” section of the Investor Relations page of our website at www.ptc.com.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, awards to our Board of Directors are made on the day of the annual shareholders’ meeting and awards to our employees are made in November and May.

Awards to executive officers may be made only by the Compensation Committee. Other awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee generally makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the prophylactic period encompassing the last three weeks of each fiscal quarter through 48 hours after the earnings for that quarter are announced) unless special circumstances exist, such as a new hire or a contractual commitment. Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October because the 15th of each of those months falls in a blackout period.

Tax and Accounting Considerations

Tax Considerations. We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief financial officer) to $1,000,000 unless the compensation is “performance-based.” Our annual bonuses and equity awards are provided under shareholder approved plans and performance targets designed to enable deductibility under Section 162(m). Performance-based RSUs are considered performance-based compensation under Section 162(m), while base salary and service-based RSUs are not. Because each executive’s base salary is not more than $1,000,000, any compensation that is not deductible is attributable to vesting of service-based RSUs. For 2012, only the following amounts associated with vesting of service-based restricted RSUs were not deductible under Section 162(m): $2.4 million for Mr. Heppelmann, $0.7 million for Mr. Cohen, $0.3 million for Mr. DiBona and $0.2 million for Mr. Diouane. We believe that the cost associated with these awards in excess of the deductible amount is justified by the incentive and retention value provided by the equity award.

Accounting Considerations. We also consider the stock-based expense associated with equity awards to executives as part of the expense associated with our overall equity compensation program. Under applicable accounting rules, equity awards result in a stock-based compensation charge to PTC. The charge is equal to the fair value of the equity issued and is amortized over the vesting period of the award. For restricted stock and RSUs, fair value is the closing price of our stock on the grant date times the number of shares or RSUs granted. We monitor this expense as we develop our plans and strive to maintain a program that balances the goals of our equity program with the associated expense of the program. For 2012, stock-based compensation expense as a percentage of revenue was below the 25th percentile relative to our peer group.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Donald K. Grierson, Chairman

Paul Lacy

Robert P. Schechter

ASSESSMENT OF RISKS ASSOCIATED WITH OUR COMPENSATION PROGRAMS

We have assessed our compensation plans and programs for all employees, including our executives, to ensure alignment of the various plans and programs with our business plan and to evaluate the potential risks associated with those plans and programs. We have concluded that, although we maintain performance-based incentive plans, our compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on PTC.

We completed an extensive review of our various compensation plans and programs in 2010. This review was undertaken by a cross-functional team of representatives from our Human Resources, Finance, Sales, Services and Global Support functions. They reviewed the structures of the plans and programs, the processes used with respect to those plans and programs, and the controls with respect to those plans and programs. They also validated our compensation mix against the compensation mix in the market. The results of this assessment were shared with the Compensation Committee, which concurred with the conclusions reached. In 2011 and 2012, we reviewed all changes to existing compensation plans and all new compensation plans to ensure that such changes or plans did not create any risks that would be reasonably likely to have a material adverse effect on PTC. As stated above, we did not identify any policies or practices that create risks reasonably likely to have a material adverse effect on PTC.

The Compensation Committee regularly considers the risks associated with executive compensation and corporate incentive plans when designing such plans. The elements described below with respect to such plans and programs have generally been implemented by or at the direction of the Compensation Committee and were considered by the assessment team and the Committee when assessing the risk associated with our compensation programs:

•	A detailed planning process with executive or Compensation Committee oversight exists for all compensation programs;

•	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices;

•	All short-term incentive plans and commission plans are cash-based plans, which results in less total compensation being tied solely to stock performance;

•	We set performance goals that we believe are reasonable in light of past performance and market conditions;

•

We use a consistent corporate performance metric (non-GAAP operating margin dollars) for our annual plans from year to year, rather than changing the metric to take advantage of changing market conditions, and use metrics designed to support our long-term financial goals;

•

We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

•	We use service-based vesting over three years for our long-term equity awards to ensure our employees’ interests are aligned with those of our shareholders for the long-term performance of PTC;

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

•	All organizations have a component of their leadership incentive plans tied to overall PTC performance to ensure cross-functional alignment with PTC’s business plan;

•

Our executive stock ownership policy requires our executives to hold certain levels of stock (not options, restricted stock units or restricted stock), which aligns an appropriate portion of their personal wealth to the long-term performance of PTC; and

•	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

EXECUTIVE COMPENSATION

The discussion, table and footnotes below describe the total compensation paid for 2012 to our named executive officers (our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers).

As described in “Compensation Discussion and Analysis” above and reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation.

Cash Compensation. We paid these executives a base salary and a cash (non-equity) incentive plan bonus. We did not pay any discretionary cash bonuses to these executives.

Equity Compensation. We made annual equity awards to these executives in the form of restricted stock units (RSUs), half of which vest based on service and half of which are initially performance-based and then subject to subsequent service-based vesting. In addition, we made special longer-term awards designed to incent and reward longer-term performance.

Other Forms of Compensation. We do not provide these executives with pensions or the ability to defer compensation. Amounts shown in the “All Other Compensation” column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan and, for Mr. Diouane in 2011, the relocation and other expenses described. We do not provide other significant benefits or perquisites to our executives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
James E. Heppelmann	2012	$750,000		$5,174,966	(3)	$977,300		$7,500		$6,909,766
President and Chief Executive Officer	2011	$750,000	(4)	$10,557,112	(4)	$984,340	(4)	$7,350		$12,298,762	(4)
	2010	$550,000		$3,599,984		$600,000		$7,802		$4,757,786

Jeffrey D. Glidden	2012	$415,000		$2,249,975	(3)	$293,100		$7,500		$2,965,575
Executive Vice President, Chief Financial Officer	2011	$415,000		$—		$293,340		$7,350		$715,690
	2010	$7,981		$1,499,982		$—		$—		$1,507,963

Barry F. Cohen	2012	$415,000		$2,249,975	(3)	$293,100		$—		$2,958,075
Executive Vice President, Strategy	2011	$415,000		$1,539,956		$293,340		$—		$2,248,296
	2010	$415,000		$1,793,569		$300,000		$—		$2,508,569

Anthony DiBona	2012	$363,000		$1,612,456	(3)	$244,325		$7,500		$2,227,281
Executive Vice President, Global Support

Marc Diouane	2012	$400,000		$1,513,572	(3)	$293,100		$5,088		$2,211,760
Executive Vice President, Global Services & Partners	2011	$350,000		$1,390,003		$294,135		$154,249	(5)	$2,188,387

(1)	Aggregate grant date fair value of awards. The grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our stock on the NASDAQ Global Select Market on the grant date. The grant date fair values of performance-based stock awards included in the table are based on the maximum number of shares that can be earned under those awards, which values are the amounts recorded by us under the accounting rules at the time of grant and are disclosed in the “Grant Date Fair Value of Stock Awards” column in the “Grants of Plan-Based Awards” table. Assumptions made in the valuation of these awards are described in Note K to our financial statements for the fiscal year ended September 30, 2012.

(2)	Amounts shown are matching contributions under PTC’s 401(k) Savings Plan, plus, for Mr. Diouane, the items described below.
(3)	In 2012, we made long-term performance-based awards to our executives in addition to their annual equity awards; these awards require performance over three years. These awards are described in “Grants of Plan-Based Awards.”
(4)	We increased Mr. Heppelmann’s compensation when he became our President and Chief Executive Officer on October 1, 2010. “Stock Awards” for 2011 includes a one-time performance-based grant made upon his promotion to CEO. It was valued at approximately $7 million on the date of grant but must be earned based on PTC’s achievement of established performance criteria over the periods ending September 30, 2013, 2014 and 2015, with portions of the award eligible to vest beginning in 2013.
(5)	Amount includes relocation expenses of $112,370 paid in connection with his relocation to the United States from Europe upon his promotion to Executive Vice President, Global Services and Partners, tax gross-up reimbursement of $25,648 associated with such relocation expenses, a car allowance of $14,244, and $1,987 of matching contributions under PTC’s 401(k) Savings Plan.

Grants of Plan-Based Awards

We tie a substantial portion of our executives’ compensation to PTC’s performance by making a number of plan-based awards each year. For 2012, our incentive awards to these executives consisted of:

•	an annual cash-based incentive plan,

•	performance-based RSUs that vest to the extent earned over three years,

•	service-based RSUs that vest over three years, and

•	performance-based RSUs that vest, if earned, in 2013 and 2014.

We describe our compensation decisions for 2012, including the rationale for these awards and the calculation of the non-GAAP performance measures for purposes of the incentive plans, more fully in “Compensation Discussion and Analysis” above.

Annual Incentive Plan

The amounts shown in the table below under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” are for our annual cash-based incentive plan.

Each of the awards under the 2012 Executive Incentive Plan could be earned as follows:

•	25% of the award would be earned based on PTC’s achievement of $207 million non-GAAP operating margin dollars in 2012; and

•

up to an additional 75% of the award could be earned based on achievement of non-GAAP operating margin dollars between $207 million and $248 million in 2012, with the full amount being earned if non-GAAP operating margin dollars of at least $248 million were achieved.

PTC achieved $246.76 million non-GAAP operating margin dollars under the plan for 2012; accordingly, these awards were earned only in part as discussed in “Compensation Discussion and Analysis” above and the footnotes to the Grants of Plan-Based Awards table below.

Annual Equity Awards

Our annual equity awards for 2012 consisted of RSUs that vest over three years, half of which are performance-based and subject to subsequent service-based vesting if earned and half of which are service-based only.

Performance-Based Restricted Stock Units. The annual performance-based awards are shown in the table below under “Estimated Possible Payouts under Equity Incentive Plan Awards.”

These RSUs could be earned as follows:

•	25% of the RSUs would be earned based on PTC’s achievement of $207 million non-GAAP operating margin dollars in 2012; and

•

up to an additional 75% of the RSUs could be earned based on achievement of non-GAAP operating margin dollars between $207 million and $248 million in 2012, with the full amount being earned if non-GAAP operating margin dollars of at least $248 million were achieved.

PTC achieved $246.76 million non-GAAP operating margin dollars under the plan for 2012; accordingly, these RSUs were earned only in part as discussed in “Compensation Discussion and Analysis” above and the footnotes to the Grants of Plan-Based Awards table below. One-third of the RSUs earned vested in November 2012 and the remaining RSUs will vest in two substantially equal installments in November 2013 and 2014 if the executive remains employed by us on those dates.

Service-based Restricted Stock Units. The shares shown in the table below under “All Other Stock Awards” are service-based restricted stock units. These RSUs vest in three substantially equal installments, the first of which vested in November 2012, and the remainder of which vest in November 2013 and November 2014 if the executive remains employed by us on the vest date.

Long-Term Performance-Based Equity Awards

We made long-term performance-based awards of RSUs in 2012 that are designed to support our long-term goal of delivering 20% average annual non-GAAP EPS growth. These awards are shown in the table below under “Estimated Possible Payouts under Equity Incentive Plan Awards.”

There are two measurement periods for determining whether these RSUs are earned. The first measurement period covers 2012 and 2013 and the second covers 2012 through 2014. No RSUs may be earned for a period unless PTC achieves 20% average annual non-GAAP EPS growth for the years in the period, after which the RSUs can be earned based on achievement of non-GAAP operating margin percent growth. Up to 50% of the RSUs issued can be earned for the first measurement period (“First Period RSUs”) and the remaining 50% of the RSUs issued (“Second Period RSUs”) plus any unearned First Period RSUs (“Catch-Up RSUs”) may be earned in the second measurement period. The earnings schedules for these RSUs are shown below. Catch-Up RSUs may be earned only to the extent that such RSUs do not cause the total number of RSUs earned for the first and second measurement periods to exceed the percentage of RSUs that may be earned for that level of performance under the Alternate Schedule below. RSUs earned for the first period will vest in November 2013; RSUs earned for the second period will vest in November 2014.

Long-Term Performance-Based Equity Award Performance Targets and Earnings Schedules

First Measurement Period (2012 and 2013)

Gate (0% Earned)	Threshold (30% RSUs Earned)	Mid-Point (40% RSUs Earned)	Target (50% RSUs Earned)
20% Average Non-GAAP EPS Growth for 2012 and 2013	8% Average Annual Growth in Non-GAAP Operating Margin Percent	9% Average Annual Growth in Non-GAAP Operating Margin Percent	10% Average Annual Growth in Non-GAAP Operating Margin Percent

Second Measurement Period (2012 – 2014) Base Schedule

(To be used for Second Period RSUs and Catch-Up RSUs if any RSUs are earned in the first measurement period.)

Gate (0% Earned)	Threshold (10% RSUs Earned)	Mid-Point (30% RSUs Earned)	Target (50% RSUs Earned)
20% Average Non-GAAP EPS Growth for 2012, 2013 and 2014	6% Average Annual Growth in Non-GAAP Operating Margin Percent	8% Average Annual Growth in Non-GAAP Operating Margin Percent	10% Average Annual Growth in Non-GAAP Operating Margin Percent

Second Measurement Period (2012 – 2014) Alternate Schedule

(To be used for all RSUs if no RSUs are earned in the first measurement period.)

Gate (0% Earned)	Threshold (20% RSUs Earned)	Mid-Point (60% RSUs Earned)	Target (100% RSUs Earned)
20% Average Non-GAAP EPS Growth for 2012, 2013 and 2014	6% Average Annual Growth in Non-GAAP Operating Margin Percent	8% Average Annual Growth in Non-GAAP Operating Margin Percent	10% Average Annual Growth in Non-GAAP Operating Margin Percent

Grants of Plan-Based Awards in 2012

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
James E. Heppelmann	11/1/2011	(2)					21,736	86,945	86,945		$1,724,989
President and Chief Executive Officer	11/1/2011	(3)					21,736	86,945	86,945		$1,724,989
	11/1/2011	(4)								86,945	$1,724,989
	11/1/2011		$250,000	$1,000,000	$1,000,000	(5)

Jeffrey D. Glidden	11/1/2011	(2)					9,451	37,802	37,802		$749,992
Executive Vice President, Chief Financial Officer	11/1/2011	(3)					9,451	37,802	37,802		$749,992
	11/1/2011	(4)								37,802	$749,992
	11/1/2011		$75,000	$300,000	$300,000	(5)

Barry F. Cohen	11/1/2011	(2)					9,451	37,802	37,802		$749,992
Executive Vice President, Strategy	11/1/2011	(3)					9,451	37,802	37,802		$749,992
	11/1/2011	(4)								37,802	$749,992
	11/1/2011		$75,000	$300,000	$300,000	(5)

Anthony DiBona	11/1/2011	(2)					6,773	27,091	27,091		$537,485
Executive Vice President,	11/1/2011	(3)					6,773	27,091	27,091		$537,485
	11/1/2011	(4)								27,091	$537,485
	11/1/2011		$62,500	$250,000	$250,000	(5)

Marc Diouane	11/1/2011	(2)					5,355	21,421	21,421		$424,993
Executive Vice President, Global Services and Partners	11/1/2011	(3)					5,355	21,421	21,421		$424,993
	11/1/2011	(4)								21,421	$424,993
	11/1/2011		$75,000	$300,000	$300,000	(5)
	11/14/2011	(2)					945	3,780	3,780		$79,531
	11/14/2011	(3)					945	3,780	3,780		$79,531
	11/14/2011	(4)								3,780	$79,531

Footnotes to Grants of Plan-Based Awards Table

(1)	Aggregate grant date fair value calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the NASDAQ Global Select Market on the grant date. For performance-based awards, the value determined at the grant date assumes that the award will be earned in full. The closing price on November 1, 2011 was $19.84 and the closing price on November 14, 2011 was $21.04.
(2)	Performance-based restricted stock units subject to subsequent service-based restrictions. The restricted stock units could be earned only to the extent the established performance criteria were met. The performance criteria were not met in full and the executives forfeited RSUs as follows: Mr. Heppelmann, 1,974; Mr. Glidden, 859, Mr. Cohen, 859, Mr. DiBona, 615, and Mr. Diouane, 573. The RSUs earned vest in three substantially equal annual installments – the first installment vested on November 15, 2012 and the remaining two installments will vest on November 15, 2013 and November 15, 2014.
(3)

Long-term performance-based restricted stock units that may be earned only to the extent the established performance criteria are met. Vesting of up to half of these RSUs will occur on the later of November 15, 2013 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved, and vesting of up to the remaining half of these RSUs, plus any unearned in the first period, will occur on the later of November 15, 2014 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved, in each case only if and to the extent the applicable performance criteria have been achieved.

(4)	Service-based restricted stock units. One third of these RSUs vested on November 15, 2012 and the remaining two-thirds will vest in substantially equal installments on November 15, 2013 and November 15, 2014.
(5)	Awards under our annual cash incentive plan. These awards were not earned in full. The amounts earned by these executives were as follows: Mr. Heppelmann, $977,300; Messrs. Glidden, Cohen and Diouane, $293,100; and Mr. DiBona, $244,325.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2012. The equity awards in the table consist of stock options granted through 2004 (the last year we awarded stock options) and restricted stock units granted in 2010, 2011 and 2012.

Name	Option Awards				Stock Awards
								Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
James E. Heppelmann President and Chief Executive Officer	119,999		11.48	3/3/2014
					32,894	(4)	$716,102	360,082	(9)	$7,838,985
					52,511	(5)	$1,143,164	39,473	(10)	$859,327
					86,945	(6)	$1,892,793	86,945	(11)	$1,892,793
					32,894	(7)	$716,102	86,945	(12)	$1,892,793
					52,511	(8)	$1,143,164

Jeffrey D. Glidden Executive Vice President, Chief Financial Officer
					26,329	(13)	$573,182	37,802	(11)	$822,950
					37,802	(6)	$822,950	37,802	(12)	$822,950
					26,329	(14)	$573,182

Barry F. Cohen Executive Vice President, Strategy	119,999		11.48	3/3/2014
					16,377	(4)	$356,527	19,736	(10)	$429,653
					22,733	(5)	$494,897	37,802	(11)	$822,950
					37,802	(6)	$822,950	37,802	(12)	$822,950
					16,377	(7)	$356,527
					22,733	(8)	$494,897

Anthony DiBona Executive Vice President, Global Support	—
					11,773	(4)	$256,298	16,447	(10)	$358,051
					16,342	(5)	$355,765	27,091	(11)	$589,771
					27,091	(6)	$589,771	27,091	(12)	$589,771
					11,773	(7)	$256,298
					16,342	(8)	$355,765
Marc Diouane	—
Executive Vice President,					10,964	(4)	$238,686	21,421	(11)	$466,335
Global Services and					12,937	(5)	$281,638	21,421	(12)	$466,335
Partners					17,146	(15)	$373,268	3,780	(17)	$82,291
					21,421	(6)	$466,335	3,780	(18)	$82,291
					3,780	(16)	$82,291
					12,937	(8)	$281,638

(1)	The unvested RSU awards shown in this column are subject to service-based vesting. Some of these awards were subject initially to performance-based criteria, which were satisfied in whole or in part, and are now subject only to service-based vesting.
(2)	The market value of unvested shares and RSUs was calculated as of September 30, 2012 based on the closing price of a share of our common stock on the NASDAQ Global Select Market on Friday, September 28, 2012 of $21.77.

(3)	The unvested RSUs shown in this column are subject to performance-based vesting.
(4)	Service-based RSUs awarded on November 3, 2009. These RSUs vested on November 15, 2012.
(5)	Service-based RSUs awarded on March 9, 2011. Half of these RSUs vested on November 15, 2012. The remaining RSUs will vest on November 15, 2013.
(6)	Service-based restricted stock units awarded on November 1, 2011 that vest in three substantially equal annual installments on each of November 15, 2012, November 15, 2013 and November 15, 2014.
(7)	Blended performance and service-based RSUs awarded on November 3, 2009. The RSUs vested on November 15, 2012.
(8)	Blended performance and service-based RSUs awarded on November 3, 2010. Half of these RSUs vested on November 15, 2012. The remaining RSUs vest on November 15, 2013.
(9)	Performance-based restricted stock units awarded on October 1, 2010 that will be earned only to the extent the established performance criteria are met. Up to one-third of the restricted stock units are eligible to vest on the later of November 15, 2013 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved. Up to two-thirds of the restricted stock units are eligible to vest on the later of November 15, 2014 and the date the Compensation Committee determines the extent to which the performance criteria have been met. Up to all of the restricted stock units are eligible to vest on the later of November 15, 2015 and the date the Compensation Committee determines the extent to which the performance criteria have been met.
(10)	Performance-based restricted stock units awarded on November 3, 2009 that could be earned only to the extent the established performance criteria for the 2010-2012 performance period were met. The performance-criteria were met in full and these RSUs vested on November 15, 2012.
(11)	Performance-based restricted stock units awarded on November 1, 2011 subject to subsequent service-based restrictions. The restricted stock units could be earned only to the extent the established performance criteria were met. The performance criteria were not met in full and the executives forfeited RSUs as follows: Mr. Heppelmann, 1,974; Mr. Glidden, 859, Mr. Cohen, 859, Mr. DiBona, 615 and Mr. Diouane, 487. The RSUs earned vest in three substantially equal annual installments – the first installment vested on November 15, 2012 and the remaining two installments will vest on November 15, 2013 and November 15, 2014.
(12)	Performance-based restricted stock units awarded on November 1, 2011 that may be earned only to the extent the established performance criteria are met. Vesting of up to half of these restricted stock units will occur on the later of November 15, 2013 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved, and vesting of up to the remaining half of these restricted stock units, plus any unearned in the first period, will occur on the later of November 15, 2014 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved, in each case only if and to the extent the applicable performance criteria have been achieved.
(13)	Service-based RSUs awarded on September 27, 2010. Half of these RSUs vested on November 15, 2012. The remaining RSUs will vest on November 15, 2013.
(14)	Blended performance and service-based RSUs awarded on September 27, 2010. Half of these RSUs vested on November 15, 2012. The remaining RSUs vest on November 15, 2013.
(15)	Service-based RSUs awarded on October 5, 2010. Half of these RSUs vested on November 15, 2012. The remaining RSUs vest on November 15, 2013.
(16)	Service-based restricted stock units awarded on November 14, 2011 that vest in three substantially equal annual installments on each of November 15, 2012, November 15, 2013 and November 15, 2014.
(17)	Performance-based restricted stock units awarded on November 14, 2011 subject to subsequent service-based restrictions. The restricted stock units could be earned only to the extent the established performance criteria were met. The performance criteria were not met in full and 86 of these RSUs were forfeited. The RSUs earned vest in three substantially equal annual installments – the first installment vested on November 15, 2012 and the remaining two installments will vest on November 15, 2013 and November 15, 2014.
(18)	Performance-based restricted stock units awarded on November 14, 2011 that may be earned only to the extent the established performance criteria are met. Vesting of up to half of these restricted stock units will occur on the latter of November 15, 2013 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved, and vesting of up to the remaining half of these restricted stock units, plus any unearned in the first period, will occur on the later of November 15, 2014 and the date the Compensation Committee determines the extent to which the performance criteria have been achieved, in each case only if and to the extent the applicable performance criteria have been achieved.

Option Exercises and Stock Vested in 2012

The following table shows the value realized by executive officers upon option exercises, if any, and vesting of restricted stock and restricted stock units during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
James E. Heppelmann,
President and Chief Executive Officer	229,997	$3,607,721	182,077	$3,872,778
Jeffrey D. Glidden,
Executive Vice President, Chief Financial Officer	—	—	26,330	$560,039
Barry F. Cohen,
Executive Vice President, Strategy	270,001	$4,522,630	87,239	$1,855,574
Anthony DiBona,
Executive Vice President, Global Support	9,999	$152,315	62,716	$1,337,501
Marc Diouane,
Executive Vice President, Global Services & Partners	4,000	$4,819	43,923	$803,137

(1)	The table below shows the dates the options exercised in fiscal 2012 were granted, the option exercise price, the dates on which they were exercised, the number of shares of each grant exercised and the per share values on exercise date for each executive.

Name	Option Grant Date	Option Exercise Price	Exercise Date	Shares Exercised	Exercise Date per Share Value	Value Realized on Exercise
James E. Heppelmann	5/30/2002	$8.5000	11/1/2011	79,999	$20.0915	$927,308
	2/13/2003	$4.9750	2/1/2012	50,000	$25.5668	$1,029,590
	2/13/2003	$4.9750	5/1/2012	50,000	$21.8649	$844,495
	2/13/2003	$4.9750	8/27/2012	49,998	$21.1022	$806,328

Barry F. Cohen	5/30/2002	$8.5000	1/30/2012	82,505	$25.0115	$1,362,281
	5/30/2002	$8.5000	1/31/2012	77,494	$25.0270	$1,280,743
	2/13/2003	$4.9750	8/10/2012	91,802	$22.0693	$1,569,291
	2/13/2003	$4.9750	8/13/2012	8,800	$23.2100	$150,095
	2/13/2003	$4.9750	8/16/2012	9,400	$22.0197	$160,220

Anthony DiBona	3/3/2004	$11.4750	2/28/2012	9,999	$26.7080	$152,315

Marc Diouane	11/15/2001	$20.7500	11/8/2011	4,000	$21.9548	$4,819

(2)	The table below shows the dates the shares that vested in fiscal 2012 were granted, the dates on which they vested, the per share values on those dates, and the number of shares of each grant that vested for each executive.

Grant Date	Grant Date per Share Value	Vest Date	Vest Date per Share Value	James E. Heppelmann	Jeffrey D. Glidden	Barry F. Cohen	Anthony DiBona	Marc Diouane
5/13/2009	$10.43	11/15/2011	$21.27	63,775	—	31,751	22,826	11,446
11/3/2009	$15.20	11/15/2011	$21.27	65,790	—	32,754	23,546	10,965
9/27/2010	$19.44	11/15/2011	$21.27	—	26,330	—	—	—
10/5/2010	$19.97	11/15/2011	$21.27	—	—	—	—	8,574
11/3/2010	$21.90	11/15/2011	$21.27	26,256	—	11,367	8,172	6,469
3/9/2011	$23.26	11/15/2011	$21.27	26,256	—	11,367	8,172	6,469
5/4/2011	$22.81	11/15/2011	$21.27	—	—	—	—	—
5/6/2011	$22.73	11/15/2011	$21.27	—	—	—	—	—

				182,077	26,330	87,239	62,716	43,923

Potential Payments upon Termination or Change in Control

We have agreements with our executive officers that provide the benefits described below in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits in “Compensation Discussion and Analysis — Severance and Change in Control Arrangements” on page 37.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his agreement and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment for two years for Mr. Heppelmann and one year for each of the other executives with respect to the non-competition and non-solicitation provisions and indefinitely with respect to the other provisions.

Agreement with Mr. Heppelmann, President and Chief Executive Officer

Termination without Cause

If we terminate Mr. Heppelmann’s employment without cause other than in connection with a change in control, he will be entitled to:

•	payment of his base salary over the two years following such event, paid at the highest rate in effect during the six months preceding such event,

•	payment of an amount equal to two times the average annual bonuses paid to him for the two fiscal years preceding the year in which the termination occurs, paid over two years, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event.

Change in Control

Equity. Effective upon a change in control of PTC:

•	all performance criteria applicable to any equity award held by Mr. Heppelmann will be deemed to have been met in full, and

•

the vesting schedule applicable to any equity award held by Mr. Heppelmann will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any equity interests issued in connection with PTC’s annual incentive plan or other short-term incentive plans (“bonus equity”) or to any equity award specifically excluded from these provisions.

Annual Incentive Award/Annual Bonus Equity. In addition, upon a change in control, for any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and Mr. Heppelmann will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by him will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control (or within the prior six months in certain circumstances) Mr. Heppelmann is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), Mr. Heppelmann will be entitled to:

•	a lump sum payment equal to three times his highest base salary in effect for the six months preceding such termination,

•	a lump sum payment equal to three times his highest annual target bonus in effect for the year in which the change in control occurred or after the change in control,

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to two years following such event,

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him), and

•	the option exercise period for each stock option held by him will be extended until the earlier of the second anniversary of his termination of employment or the original term of such option.

No Gross-Up Payment. Mr. Heppelmann is not under any circumstances entitled to a gross-up payment for any excise taxes to which he may be subject if any of the above payments and benefits are considered to be “parachute payments.”

Death or Disability

If Mr. Heppelmann’s employment terminates by reason of his death or disability:

•	all performance criteria applicable to all equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by him, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Agreements with Mr. Cohen, Mr. Glidden, Mr. DiBona and Mr. Diouane

Termination without Cause

If we terminate any of these executives’ employment without cause, the executive will be entitled to:

•	a lump sum payment in an amount equal to his highest annual salary (excluding bonuses) in effect during the six months immediately preceding the termination date, and

•	continued participation in PTC’s medical, dental, vision and basic life insurance benefit plans (or payment in lieu thereof) for up to one year following such termination.

Change in Control

Equity. Effective upon a change in control of PTC:

•	all performance criteria applicable to any equity award held by the executive will be deemed to have been met in full, and

•

the vesting schedule applicable to any equity award held by the executive, including restricted stock, will be amended to immediately vest any portion of such award scheduled to vest after the second anniversary of the change in control (unless the agreement is not assumed or replaced, in which case the equity award will become vested and exercisable in full).

These provisions are not applicable to any bonus equity held by the executive.

Annual Cash Incentive/Bonus Equity. In addition, upon a change in control, with respect to any annual cash incentive award in effect for the year in which the change in control occurs and any bonus equity, all performance criteria will be deemed met in full and each executive will be entitled to a lump sum payment of a pro-rata portion of any such annual cash incentive award and a pro-rata portion of any such bonus equity held by the executive will vest (such pro-rata portions to be based on the number of days elapsed in the applicable fiscal year).

Termination in Connection with a Change in Control

If within the two years following a change in control the executive is terminated without cause or resigns for good reason (including, generally, a reduction in compensation, a reduction in authority or responsibilities, or relocation of our principal office by over 50 miles), the executive will be entitled to:

•	the benefits he would have received if his employment was terminated without cause as described above,

•	a lump sum payment equal to his highest annual target bonus in effect for the year in which the change in control occurred or after the change in control, and

•	accelerated vesting in full of all equity awards held by him (other than any bonus equity held by him).

No Gross-Up Payment. None of these executives is entitled under any circumstances to a gross-up payment for any excise taxes to which he may be subject if any of the above payments or benefits are considered to be “parachute payments.”

Termination upon Death or Disability

If the executive’s employment terminates due to his death or disability:

•	all performance criteria applicable to any equity awards held by him will be deemed to have been met in full, and

•	all equity awards held by him will immediately become vested and exercisable in full.

These provisions are not applicable to any bonus equity held by the executive, which would terminate on such event if the restrictions with respect thereto had not lapsed before such event.

Tabular Presentation of Benefits Provided

The table below shows the benefits that would have been provided under the agreements described above had a change in control and/or termination of each executive’s employment occurred on September 30, 2012.

	Potential Payments on Termination or Change in Control Circumstances of Termination or Event
	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control		Termination without Cause or Resignation for Good Reason within 2 Years following a Change in Control		Disability or Death
James E. Heppelmann
President & Chief Executive Officer
Base Salary	$1,500,000	$—	$—		$2,250,000		$—
Bonus	1,961,600	—	—		3,000,000		—
Pro-Rated Bonus	—	—	1,000,000		—		—
Accelerated Equity	—	—	8,087,457	(1)(2)	8,048,021	(3)	18,095,224	(3)
Benefits Continuation	84,310	—	—		84,310		—

Total	$3,545,910	$—	$9,087,457		$13,382,331		$18,095,224

Jeffrey D. Glidden
Executive Vice President, Chief Financial Officer
Base Salary	$415,000	$—	$—		$415,000		$—
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	300,000		—		—
Accelerated Equity	—	—	573,161	(1)	3,042,053	(3)	3,615,213	(3)
Benefits Continuation	58,929	—	—		58,929		—

Total	$473,929	$—	$873,161		$3,815,982		$3,615,213

Barry F. Cohen
Executive Vice President, Strategy
Base Salary	$415,000	$—	$—		$415,000		$—
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	300,000		—		—
Accelerated Equity	—	—	960,079	(1)	3,641,272	(3)	4,601,351	(3)
Benefits Continuation	84,343	—	—		84,343		—

Total	$499,343	$—	$1,260,079		$4,440,615		$4,601,351

Anthony DiBona
Executive Vice President, Global Support
Base Salary	$363,000	$—	$—		$363,000		$—
Bonus	—	—	—		250,000		—
Pro-Rated Bonus	—	—	$250,000		—		—
Accelerated Equity	—	—	$688,041	(1)	2,663,451	(3)	3,351,492	(3)
Benefits Continuation	47,989	—	—		47,989		—

Total	$410,989	$—	$938,041		$3,324,440		$3,351,492
Marc Diouane
Executive Vice President, Global Services and Partners
Base Salary	$415,000	$—	$—		$415,000		$—
Bonus	—	—	—		300,000		—
Pro-Rated Bonus	—	—	$300,000		—		—
Accelerated Equity	—	—	$640,038	(1)	2,181,071	(3)	2,821,109	(3)
Benefits Continuation	28,844	—	—		28,844		—

Total	$443,844	$—	$940,038		$2,924,915		$2,821,109

(1)	Value of unvested shares and restricted stock units that would have vested from and after the second anniversary of the change in control that accelerate and become fully vested, based on a closing stock price of $21.77 on Friday, September 28, 2012.

(2)	Includes 75% of the special award granted October 1, 2010 that is not subject to the Change in Control provisions of his executive agreement.
(3)	Value of unvested shares and restricted stock units that accelerate and become fully vested based on a closing stock price of $21.77 on Friday, September 28, 2012.

PROPOSAL 4:	CONFIRM THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

We are asking stockholders to confirm the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, a registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2013.

Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and although this vote will not be binding on PTC, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

Information About Our Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP served as PTC’s independent auditor for 2012 and reported on our 2012 consolidated financial statements and internal control over financial reporting. The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP for 2013 and, as described above, the Board is seeking your confirmation of that appointment.

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

•

approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that engaging the auditor for such services would not be likely to impair the independent auditor’s independence from PTC;

•	requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

•	prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

•

sets an aggregate expenditure limitation on fees for approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards. The Committee considers:

•	whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

•	whether the independent auditor would be functioning in the role of management or in an advocacy role;

•	whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;

•

whether performance of the service by the independent auditor would increase efficiency because of the auditor’s familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

•

whether the amount of fees involved, or the proportion of the total fees payable for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

Services and Fees

The following table shows the fees we incurred for professional services rendered by PricewaterhouseCoopers LLP, during 2012 and 2011. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service Fees	Fiscal 2012	Fiscal 2011
Audit Fees	$3,497,800	$3,396,200
Audit-Related Fees(1)	$390,000	$55,700
Tax Fees(2)	$1,838,800	$2,233,700
All Other Fees(3)	$1,800	$1,800

(1)	Consists principally of fees for services related to consultations concerning financial accounting and reporting standards.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2012	Fiscal 2011
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$356,900	$598,000
Tax compliance services related to PTC’s expatriate employees	$725,000	$815,000
Other tax services including tax planning and advice services and assistance with tax audits	$756,900	$820,600

Total	$1,838,800	$2,233,700

(3)	Consists of accounting research software.

Report of the Audit Committee

The Audit Committee:

•	reviewed and discussed the audited financial statements for 2012 with management and with PricewaterhouseCoopers LLP;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T);

•

discussed with PricewaterhouseCoopers LLP its independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	considered whether the independent auditor’s provision of the non-audit related services to PTC, which are described above in “Services and Fees”, is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

Robert P. Schechter, Chairman

Thomas F. Bogan

Donald K. Grierson

Paul A. Lacy

The Board of Directors recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Stockholders That Own at Least 5% of PTC

The following table shows all persons we believe to be beneficial owners of at least 5% of PTC common stock as of November 30, 2012. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Ameriprise Financial, Inc.(3)	11,704,165	(3)	9.71%
Columbia Management Investment Advisers, LLC Columbia Seligman Communications and Information Fund, Inc. c/o Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474

BlackRock, Inc.(4)	8,484,468	(4)	7.04%
40 East 52nd Street New York, NY 10022

Cramer Rosenthal McGlynn, LLC(5)	7,013,562	(5)	5.82%
520 Madison Avenue New York, New York 10022

The footnotes for this table appear below the next table.

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s current directors and named executive officers, as well as all current directors and executive officers as a group, as of November 30, 2012.

	Number of Shares Beneficially Owned(1)(6)	Percentage of Common Stock Outstanding(2)
Thomas F. Bogan	32,019	0.03%
Donald K. Grierson	98,012	0.08%
Paul A. Lacy	45,963	0.04%
Michael E. Porter(7)	230,579	0.19%
Robert P. Schechter	54,147	0.04%
Renato Zambonini	37,205	0.03%
James E. Heppelmann	482,895	0.40%
Jeffrey D. Glidden	52,969	0.04%
Barry F. Cohen	269,181	0.22%
Anthony DiBona	90,216	0.07%
Marc Diouane	32,332	0.03%
All directors, nominees for director, and current executive officers as a group (13 persons)	1,516,040	1.26%

(1)	Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.

(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 120,590,418 shares outstanding as of November 30, 2012 and any shares subject to options held by the person that are exercisable on or before January 30, 2013.
(3)	As reported on Schedule 13G filed February 14, 2012, Ameriprise Financial, Inc. (“Ameriprise”) is the holding company of Columbia Management Investors Advisers, LLC (“Advisers”), a registered investment advisor and the advisor to Columbia Seligman Communications and Information Fund, Inc., a registered investment company (the “C&I Fund”). The C&I Fund holds 5,672,370 of the shares reported (4.70% of PTC’s common stock) directly and has sole voting power over those shares, while it shares investment power over them with Advisers and Ameriprise. Other clients of Advisers have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the other PTC shares included in the aggregate number of shares reported. Ameriprise and Advisers have no voting power over 8,222,878 of such shares and shared voting power over 3,481,287 of such shares.
(4)	As reported on Schedule 13G filed February 10, 2012, BlackRock, Inc. is a parent holding company that has beneficial ownership of the shares reported through its investment adviser subsidiaries.
(5)	As reported on Schedule 13G filed February 13, 2012, Cramer Rosenthal McGlynn, LLC is an investment advisor registered with the SEC which shares voting power over 10,200 of such shares.
(6)	The amounts listed include the following shares of common stock that may be acquired on or before January 30, 2012 through the exercise of options: Mr. Porter, 20,000 shares; Mr. Heppelmann, 89,999 shares; Mr. Cohen, 119,999 shares; and all directors and current executive officers as a group, 229,998 shares.
(7)	10,000 of such shares are held in a margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares).

Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2012.

STOCK PERFORMANCE GRAPH

The Stock Performance Graph below compares the cumulative stockholder return on our common stock from September 30, 2007 to September 30, 2012 with the cumulative return over the same period of:

•	the S&P 500 Index,

•	the NASDAQ Composite Index, and

•	the NASDAQ Computer & Data Processing Index.

The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 2007 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock.

The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

	9/30/2007	9/30/2008	9/30/2009	9/30/2010	9/30/2011	9/30/2012
Parametric Technology Corporation	100.00	105.63	79.33	112.17	88.29	124.97
S&P 500	100.00	78.02	72.63	80.01	80.93	105.37
NASDAQ Composite	100.00	69.59	74.97	85.07	86.96	110.86
NASDAQ Computer & Data Processing	100.00	83.41	87.16	96.91	99.80	122.20

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own 5% or more of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction exceeding a specified threshold and will consider:

•	if the transaction has an appropriate business purpose,

•	if the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,

•	if it is necessary or desirable for PTC to enter into the transaction at that time,

•	if the amount of consideration to be paid or received by PTC is appropriate, and

•	if entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee in accordance with such policy.

Transactions with Related Persons

Professor Porter, one of our directors, consults with our executives on strategic matters and participates in executive events sponsored by us for existing and potential customers under a contract we entered into with him in November 2011. In consideration of the strategic consulting services to be provided under that agreement, we granted him 9,402 shares of restricted stock on November 15, 2011 (worth approximately $200,000 based on the grant date fair value of the shares), of which 4,701 vested on November 15, 2012 and the remaining 4,701 will vest on November 15, 2013. Any unvested shares will be forfeited if PTC terminates the agreement for cause or if he terminates the contract before the termination date. If PTC terminates the agreement without cause, all unvested shares would vest at that time. He will also be paid $30,000 for each executive event in which he participates, up to a maximum of $240,000 over the term of the agreement, which ends on November 15, 2013.

PTC employs the following persons who are related to our executive officers as stated in the table below. Their compensation for 2012 is set forth in the table below.

Compensation of Related Employees

	Salary	Non-Equity Incentive Plan Bonus	401(k) Plan Match	Equity Incentive(1) $	Total
Matthew Cohen	$212,500	$141,074	$6,375	$239,985	$599,934
Divisional Vice President – PTC University Son of Barry Cohen, Executive Vice President, Strategy

Emmanuel Govignon	$108,925	$36,515	$3,268	$24,997	$173,705
Director, Portfolio and Planning, PTC University Stepson of Barry Cohen, Executive Vice President, Strategy

Howard Heppelmann	$228,327	$120,036	$6,850	$149,990	$505,203
Vice President, Senior General Manager Brother of James Heppelmann, President and Chief Executive Officer

(1)	Value on the date of grant. The RSUs granted vest over three years.

STOCKHOLDER PROPOSALS AND NOMINATIONS

How to Submit a Proposal

If you wish to nominate a person for election as a director or make another proposal for consideration at the 2014 Annual Meeting of Stockholders, you must give written notice to us between September 25, 2013 and October 25, 2013, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.

Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 25, 2013.

Your written proposal must be sent to:	Aaron C. von Staats Secretary Parametric Technology Corporation 140 Kendrick Street Needham, Massachusetts 02494

In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

Information to be Provided in Connection with Director Nominations

If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.

Information about the Director Nominee

You must provide the following information about the director nominee:

•	the name, age, and business and residence addresses of the person,

•

the principal occupation or employment of the person for the past five years, as well as information about any other Board of Directors and board committee on which the person has served during that period,

•	the number of shares of PTC stock, if any, beneficially owned by the person,

•

whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Global Select Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

•

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Information about the Nominating Stockholder

You must provide the following information about yourself:

•	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,

•

a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the director nominee and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and

•	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

—	the number of shares of PTC stock,

—	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,

—	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,

—	any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of PTC stock),

—	any rights to dividends on PTC stock that are separated or separable from PTC stock, and

—	any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

By Order of the Board of Directors,

AARON C. VON STAATS

Secretary

January 23, 2013

The Board of Directors hopes stockholders will attend the Annual Meeting of Stockholders. Whether or not you plan to attend, we encourage you to vote in advance of the Annual Meeting of Stockholders. Voting promptly will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

Appendix A

PARAMETRIC TECHNOLOGY CORPORATION

2000 EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the Parametric Technology Corporation 2000 Equity Incentive Plan (the “Plan”) is to attract and retain directors and key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve performance goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 9 below.

2. Administration.

The Plan shall be administered by the Committee; provided, that the Board may in any instance perform any of the functions of the Committee hereunder. The Committee shall select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3. Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

4. Stock Available for Awards.

(a) Amount.    Up to an aggregate of 34,300,000 shares of Common Stock, subject to adjustment under subsection (b), may be issued pursuant to Awards, including Incentive Stock Options, under the Plan. If any Award expires or is terminated unexercised or is forfeited, the shares subject to such Award, to the extent of such expiration, termination, or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

(b) Adjustment.    In the event of any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing, provided that the number of shares subject to any Award shall always be a whole number.

(c) Limit on Individual Grants.    Subject to adjustment under subsection (b) above, the maximum number of shares of Common Stock that are either subject to Options and Stock Appreciation Rights or are granted as Restricted Stock Units, Restricted Stock or unrestricted stock Awards with respect to which Performance Goals apply under Section 7 below that may be granted to any Participant in the aggregate in any fiscal year shall not exceed 800,000.

5. Stock Options.

(a) Grant of Options.    Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”) and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. No Incentive Stock Option may be granted hereunder more than ten years after the effective date of the Plan.

(b) Terms and Conditions.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state laws, as it considers necessary or advisable.

(c) Payment.    No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of shares of Common Stock owned by the optionee valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine.

6. Stock Appreciation Rights.

(a) Grant of SARs.    Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property, and may define the manner of determining the excess in value of the shares of Common Stock.

(b) Exercise Price.    The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. A SAR may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant.

7. Stock and Stock Unit Awards.

(a) Grant of Restricted or Unrestricted Stock Awards.    The Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary. The Committee also may make Awards of shares of Common Stock that are not subject to restrictions or forfeiture, on such terms and conditions as the Committee may determine from time to time.

(b) Grant of Restricted Stock Units.    The Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted

Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

(c) Performance Goals; Consideration.    The Committee may establish Performance Goals for the granting of Restricted Stock, unrestricted stock Awards, Restricted Stock Units or the lapse of risk of forfeiture of Restricted Stock or Restricted Stock Units. Shares of Restricted Stock or unrestricted stock or Restricted Stock Units may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

8. General Provisions Applicable to Awards.

(a) Documentation.    Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code.

(b) Committee Discretion.    Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(c) Dividends and Cash Awards.    In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(d) Termination of Service.    The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

(e) Change in Control.    In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions, including without limitation one or more of the following: (i) providing for the acceleration of any time period relating to the exercise or payment of the Award, (ii) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, whereupon the Award shall terminate, (iii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iv) causing the Award to be assumed, or new rights substituted therefor, by another entity, as the Committee may consider equitable to Participants and in the best interests of the Company.

(f) Transferability.    The Committee shall not make or allow any Award to be transferable by the Participant, provided that nothing herein shall be deemed to limit the right of a Participant to transfer shares of stock upon which the restrictions have lapsed or shares issued upon the vesting or exercise, as applicable, of an Award.

(g) Withholding Taxes.    The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(h) Foreign Nationals.    Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(i) Amendment of Award.    The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the date of exercise or realization, causing the Award to be assumed by another entity, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required (a) if such action would terminate, or reduce the number of shares issuable under, an Option, unless any time period relating to the exercise of such Option or the eliminated portion, as the case may be, is accelerated before such termination or reduction, in which case the Committee may provide for the Participant to receive cash or other property equal to the net value that would be received upon exercise of the terminated Option or the eliminated portion, as the case may be, and (b) in any other case, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. The Committee shall not, without further approval of the stockholders of the Company, authorize the amendment of any outstanding Option to reduce the exercise price. Furthermore, no Option shall be canceled in exchange for cash or replaced with Options having a lower exercise price without approval of the stockholders of the Company.

9. Certain Definitions.

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit granted under the Plan.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than two members of the Board appointed by the Board to administer the Plan or a specified portion thereof. Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act or an “outside director” within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.01 par value, of the Company.

“Company” means Parametric Technology Corporation, a Massachusetts corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; return on research and development investment; market capitalization; new product releases; quality improvements; brand or product recognition or acceptance (including market share); cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs or campaigns; strategic accounts or alliances or partnerships; business or information systems or organizational improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; merger or acquisition integration; or any combination of any of the foregoing, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally.

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

10.	Miscellaneous.

(a) No Right To Employment.    No person shall have any claim or right to be granted an Award. Each employee of the Company or any of its Affiliates is an employee-at-will (that is to say that either the Participant or the Company or any Affiliate may terminate the employment relationship at any time for any reason or no reason at all) unless and only to the extent provided in a written employment agreement for a specified term executed by the chief executive officer of the Company or his duly authorized designee or the authorized signatory of any Affiliate. Neither the adoption, maintenance, nor operation of the Plan nor any Award hereunder shall confer upon any employee or consultant of the Company or of any Affiliate any right with respect to the continuance of his/her employment by or other service with the Company or any such Affiliate nor shall they interfere with the rights of the Company (or Affiliate) to terminate any employee at any time or otherwise change the terms of employment, including, without limitation, the right to promote, demote or otherwise re-assign any employee from one position to another within the Company or any Affiliate.

(b) No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) Effective Date.    The “effective date” of the Plan, from time to time, shall be the most recent date that the Plan was adopted or that it was approved by the stockholders, if earlier (as such terms are used in the regulations under Section 422 of the Code).

(d) Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

(e) Governing Law.    The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

As amended through November 15, 2012

(subject to stockholder approval)

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51452-P32130                                 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PARAMETRIC TECHNOLOGY CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR ALL nominees:
Vote on Directors		☐	☐	☐
1.	Elect three Class II Directors to serve for the next three years:
Nominees:

01) Thomas F. Bogan 02) Michael E. Porter 03) Robert P. Schechter
Vote on Proposals
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	Approve an increase in the number of shares available for issuance under our 2000 Equity Incentive Plan.						☐	☐	☐

3.	Advisory vote to approve the compensation of our named executive officers.						☐	☐	☐

4.	Confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.						☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

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M51453-P32130

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 6, 2013

The undersigned, revoking all prior proxies, hereby appoints Jeffrey Glidden and Aaron von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of the ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2013 Annual Meeting of Stockholders to be at 8:00 a.m., local time, on Wednesday, March 6, 2013 at the corporate offices, 140 Kendrick Street, Needham, MA 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 7, 2013. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you Notice of the Annual Meeting and the related Proxy Statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2012.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2, 3 AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments: _________________________________________________________________________ ___________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE